Exhibit 1.01

STOCK PURCHASE AGREEMENT
by and among
COMMUNITY FIRST BANK, INC.,

SEATRUST MORTGAGE COMPANY

and
PRIMIS BANK
Dated as of April 28, 2022

TABLE OF CONTENTS

Page

ARTICLE I Definitions		1
1.01	Definitions	1
1.02	Interpretation	13
ARTICLE II Purchase and Sale, Purchase Price, Allocation and Other Related Matters		14
2.01	Purchase and Sale	14
2.02	Purchase Price.	14
2.03	Withholding Taxes	14
2.04	Sales and Transfer Taxes	15
ARTICLE III Closing and Closing Date Deliveries		15
3.01	Closing	15
3.02	Closing Deliveries by Seller	15
3.03	Closing Deliveries by Buyer	16
3.04	Cooperation	16
ARTICLE IV Representations and Warranties of Seller and the Company		16
4.01	Authority of Seller.	17
4.02	Due Formation and Qualification; Shares; No Subsidiaries.	17
4.03	No Violations; Consents.	18
4.04	Financial Statements.	18
4.05	Absence of Changes	19
4.06	Contracts.	19
4.07	Real Property.	21
4.08	Tangible Personal Property; Sufficiency.	22
4.09	Litigation	22
4.10	Compliance with Laws	23
4.11	Labor Matters.	23
4.12	Employee Benefit Matters.	25
4.13	COVID-19 Matters.	27
4.14	Taxes.	29
4.15	Mortgage Business Compliance.	31
4.16	Environmental Matters.	36
4.17	Brokers	36
4.18	Insurance.	36
4.19	Intellectual Property.	36
4.20	Transactions with Affiliates.	39
4.21	Unlawful Payments	39
4.22	Data Protection; Sensitive Data.	39
4.23	Maryland Licensing.	40
ARTICLE V Representations and Warranties of Buyer		40
5.01	Due Formation	40
5.02	Authority	40
5.03	No Violations.	41
5.04	Brokers	41
5.05	Litigation	41

- i -

5.06	Financial Ability	41
5.07	Acquisition of Shares for Investment	41
ARTICLE VI Pre-Closing Covenants		42
6.01	Consents; Government Filings.	42
6.02	Access to Records	43
6.03	Conduct Pending Closing	43
6.04	Commercially Reasonable Efforts	45
6.05	Exclusive Dealing	46
6.06	Notice of Certain Events	46
6.07	Protective Covenant Agreement	46
6.08	Employment Agreements	46
ARTICLE VII Conditions to Closing Applicable to Buyer		47
7.01	Bring-Down of Seller Warranties and Covenants	47
7.02	No Order	47
7.03	Employment Agreements	47
7.04	Closing Deliverables	47
7.05	Third Person Consents	47
ARTICLE VIII Conditions to Closing Applicable to Seller		47
8.01	Bring-Down of Buyer Warranties and Covenants	47
8.02	No Order	48
8.03	Closing Deliverables	48
8.04	Termination of Seller Obligations	48
ARTICLE IX Termination		48
9.01	Termination	48
9.02	Effect of Termination	49
ARTICLE X Certain Other Understandings		49
10.01	Employee Matters.	49
10.02	Tax Matters.	51
10.03	Post-Closing Access to Records and Records Retention.	54
10.04	Contact with Customers, Suppliers, and Other Business Relations	55
10.05	D&O Indemnification.	55
ARTICLE XI Indemnification		56
11.01	Indemnification Obligations of Seller	56
11.02	Indemnification Obligations of Buyer	56
11.03	Indemnification Procedure.	57
11.04	Survival	58
11.05	Liability Limits	59
11.06	Tax Treatment of Indemnification.	60
ARTICLE XII Miscellaneous		60
12.01	Cost and Expenses	60
12.02	Entire Agreement; Amendment	60
12.03	Counterparts	60
12.04	Assignment, Successors and Assigns	61
12.05	Savings Clause	61
12.06	Headings	61
12.07	Governing Law	61

- ii -

12.08	Press Releases	61
12.09	U.S. Dollars	61
12.10	Notices.	61
12.11	No Third Party Beneficiaries	62
12.12	Jurisdiction and Consent to Service	63
12.13	Equitable Remedies	63
12.14	WAIVER OF A JURY TRIAL	63
12.15	No Presumption Against Drafter	63
12.16	Disclosure Schedules	63

- iii -

Indemnifying Party	6
Intellectual Property Rights	6
Investor	7
IRS	7
Key Employees	7
Knowledge of Seller, Seller's Knowledge	7
Knowledge of Buyer	7
Leased Real Property	7
Lien	7
Limited License	7
Loan Sale Agreement	7
Material Adverse Effect	7
Mortgage	8
Mortgage Loan	8
Mortgage Loan Documents	8
Mortgage Note	8
Mortgaged Property	8
Mortgagor	8
Multiemployer Plan	8
Order	9
Ordinary Course	9
Organizational Documents	9
Permits	9
Permitted Exceptions	9
Person	9
Personal Information	9
Post-Closing Plans	10
Potential Transaction	10
PPP Loan	10
Pre-Closing Taxes	10
Pre-Closing Tax Period	10
Privacy Laws	10
Proceeding	10
Processing	10
Program Lender	10
Repaid Indebtedness	10
Repurchase Reserve	11
Repurchase Threshold	11
Retained Cash	11
RHS	11
Section 338(h)(10) Election	11
Seller Consolidated Return	11
Seller Fundamental Representations	11
Seller Group	11
Seller Indemnified Party	11
Seller Losses	11
Sensitive Data	11
Service and Servicing	11
Serviced Loans	11
Servicing Agreement	11
Servicing Rights	12
Sexual Misconduct Allegation	12
Shares	12
Straddle Period	12
Systems	12
Taxes	12
Tax Proceeding	12
Tax Refund	12
Tax Return	13
Taxing Authority	13
Transaction Documents	13
Transaction Expenses	13
Transaction Tax Deductions	13
Treasury Regulations	13
USDA	13
VA	13
Warehouse Facility	13
WARN Act	13

- iv -

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into this 28th day of April, 2022 (this “Agreement”) by and among Community First Bank, Inc., a South Carolina state-chartered bank (“Seller”), SeaTrust Mortgage Company, a North Carolina corporation (“Company”), and Primis Bank, a Virginia state-chartered bank (“Buyer”).

Recitals:

A.Seller owns 100% of the issued and outstanding shares of common stock (the “Shares”) of the Company.

B.Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares on the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
Definitions

1.01Definitions  In addition to the terms defined in this Agreement, whenever used herein, the following capitalized terms shall have the meanings set forth below:

“Accepted Servicing Practices” with respect to any Mortgage Loan, servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business in accordance with (a) the practices and procedures of prudent mortgage banking institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, (b) Applicable Law, (c) the terms of the Mortgage Note, the Mortgage and any other Mortgage Loan Document, (d) any applicable forbearance plan or bankruptcy plan, (e) the Guides and (f) servicing practices that the Company customarily employs and exercises in servicing and administering mortgage loans of the same type as the Mortgage Loan for its own account (to the extent not conflicting with clauses (a) through (e) in this definition).

“Affiliate” shall mean a Person that, directly or indirectly, is controlled by, controls or is under common control with, another Person.  As used in the preceding sentence, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” shall mean each of Fannie Mae, Farmer Mac, FHA, Freddie Mac, GNMA, HUD, RHS, USDA and VA.

“Agency Mortgage Loan” means any Mortgage Loan sold to, guaranteed or insured by, and/or pooled by any Agency to secure or otherwise support any mortgage pass-through security, collateralized mortgage obligation, REMIC or other security issued or guaranteed by such Agency.

“Aggregate Taxes” has the meaning set forth in Section 10.02(l).

“Allocation Review Period” has the meaning set forth in Section 10.02(k).

“Allocation Schedule” has the meaning set forth in Section 10.02(k).

“Applicable Law” or “Law” means, with respect to any Person, any foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling or other legally-binding requirement of a Governmental Authority that is applicable to, or binding on, such Person or its business or assets.

“Applicable Requirements” means, as of the time of reference and as applicable, (i) all Applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Servicing Rights at the relevant time, (ii) all of the terms of the Mortgage Loan Documents, with respect to the relevant Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements applicable to the relevant Mortgage Loan, (iv) to the extent applicable, any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to the relevant Mortgage Loan or Servicing Rights, and (v) all applicable, material legal and contractual obligations, including rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Agency, to or with any Insurer, Investor, or Governmental Authority applicable to the relevant Mortgage Loan or Servicing Rights.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of South Carolina are authorized or required by applicable Law to be closed.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.01 (Due Formation); Section 5.02 (Authority) and Section 5.04 (Brokers).

“Buyer Indemnified Party” has the meaning set forth in Section 11.01.

“Buyer Losses” has the meaning set forth in Section 11.01.

“Buyer Material Adverse Effect” means any event, circumstance, change, or effect that materially impairs or delays the ability of Buyer to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby.

“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020).

“Cash” means the amount of cash and cash equivalents (as defined by GAAP) of the Company.  For the avoidance of doubt, Cash shall (a) be calculated net of the amount of any outstanding checks, and (b) include checks and drafts deposited for the account of the Company.

“CFPB” means the Consumer Financial Protection Bureau.

“Change of Control Payments” means all amounts payable by the Company to any employee, independent contractor, manager or other Person as a result of the consummation of the transactions contemplated by this Agreement (whether solely as a result of the consummation of the transactions contemplated by this Agreement or in combination with any related event or circumstances such as termination of employment or other service) pursuant to an agreement between the Company and such Person (whether prior to, on or following the Closing Date), including, without limitation, any change in control or sale payments or bonuses, phantom equity or units, restricted units, severance and other similar payments, and any and all Employer Side Taxes thereon, and not paid in full prior to the Closing Date, excluding any employment, retention, or similar agreements or arrangements entered into by the Company at the written request of Buyer.

“Closing Payment” shall have the meaning set forth in Section 2.02(b)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral File” means, with respect to each Agency Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required under the Applicable Requirements to be held by the Custodian; and, with respect to any other Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, that are both required pursuant to Applicable Requirements to be held by the Custodian and are necessary to service the Mortgage Loan in accordance with the Applicable Requirements.

“Company Employees” has the meaning set forth in Section 10.01(a).

“Company Intellectual Property” means the Intellectual Property Rights owned, or purported to be owned, by the Company, including all Company Registered Intellectual Property.

“Company Licensed Software” has the meaning set forth in Section 4.19(f).

“Company Loan” means any Mortgage Loan during such periods of time as the Company owned or Serviced such Mortgage Loan.  For the avoidance of doubt, any Mortgage Loan that was sold by the Company on a “servicing released” basis shall be a Company Loan for purposes of such sale and for all periods preceding such sale during which the Company owned or Serviced such Mortgage Loans, but shall not be a Company Loan for periods following such sale during which the Company did not Service such Mortgage Loan.

“Company Organizational Documents” means the Articles of Incorporation of the Company and the Bylaws of the Company.

“Company Proprietary Software” has the meaning set forth in Section 4.19(b).

“Company Registered Intellectual Property” means all Company Intellectual Property that are the subject of applications, certificates, filings, registrations, or other documents issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction, including all applications, reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights or trademark rights.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement by and between Buyer and the Company, dated December 7, 2021.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

“COVID 19” has the meaning set forth in Section 4.13(a).

“COVID-19 Quarantine Period” means with respect to each regular work location of the Company, the period during which the Company limited nonessential work at such location.

“Custodian” means, with respect to any Mortgage Loans or Servicing Agreements, each applicable document custodian holding the related Collateral Files for the Company or the Investor, as applicable.

“Data Compromise Event” shall mean any actual or reasonably suspected unauthorized access, acquisition, use or disclosure, or theft of Personal Information from (i) the Company, or (ii) a third party vendor of the Company that Processes Sensitive Data for or on behalf of the Company (a “Third-Party Processor”) that occurs while such Sensitive Data is in the possession or control of the Company or the Third-Party Processor, in each case to the extent that any amount of Personal Information of the Company or the Company’s customers is actually, or reasonably suspected to be, affected.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR), and Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to the Company.

“Disallowed Tax Benefit” has the meaning set forth in Section 10.02(i).

“Disclosure Schedule” shall mean the letter dated even date herewith delivered to Buyer from Seller simultaneously with the execution and delivery of this Agreement.

“D&O Indemnified Parties” has the meaning set forth in Section 10.05(a).

“Employer Side Taxes” means, with respect to any payment, any employer-side payroll Taxes, social or national insurance contributions or similar obligations, and, if applicable, any 401(k) match, payable in connection with such payment.

“Employment Agreements” has the meaning set forth in Section 6.08.

“Employment Matters” has the meaning set forth in Section 4.11(b).

“Employee Plans” has the meaning set forth in Section 4.12(a).

“End Date” has the meaning set forth in Section 9.01(b).

“Environmental Laws” shall mean any and all federal, state or local Laws relating to pollution or protection of human health or the environment, or the protection of human health from Hazardous Substances, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.,; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Material Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); and (viii) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in parts (i) - (vii) of this subparagraph.

“Environmental Permits” has the meaning set forth in Section 4.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity, trade or business, whether or not incorporated, that, together with the Company, would be treated at any relevant time as a single employer within the meaning of Code Section 414 or ERISA Section 4001(b).

“Estimated Pre-Closing Tax Obligation” has the meaning set forth in Section 10.02(l).

“Excess Servicing Rights Agreement” means a Contract executed by the applicable Agency, as the Investor, and the Company in connection with the delivery of certain stripped mortgage-backed securities to the Company in exchange for the Company’s “excess yield” on certain Mortgage Loans previously delivered by the Company to such Agency, as applicable.

“Fannie Mae” means the Federal National Mortgage Corporation.

“Farmer Mac” means the Federal Agricultural Mortgage Corporation.

“FFCRA” means the Family First Coronavirus Response Act.

“FHA” means the United States Federal Housing Administration.

“Financial Statements” shall mean (a) the balance sheets of the Company as of December 31, 2021 and December 31, 2020 and the related statements of income and statements of cash flows of the Company for the years then ended, and (b) the interim balance sheets of the Company as of March 31, 2022 (such date, the “Current Balance Sheet Date”) and the related interim profit and loss statements for the three (3) month period ended March 31, 2022 (the “Interim Financial Statements”).

“GAAP” shall mean United States generally accepted accounting principles.

“General Threshold” has the meaning set forth in Section 11.05(b).

“Governmental Authority” means any government, any agency (other than an Agency), bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Guides” means, as of the time of reference, (i) the handbooks of HUD and the VA, (ii) the Fannie Mae Selling and Servicing Guides, (iii) the Freddie Mac Sellers’ and Servicers’ Guides, and (iv) the GNMA Mortgage Backed Securities Guides.

“Hazardous Substances” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, asbestos, and polychlorinated biphenyls (PCBs).

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” shall mean all of the following liabilities or obligations, without duplication: (a) in respect of borrowed money or represented by notes, bonds, debentures or other similar instruments; (b) for deferred purchase price of property or services (including all obligations under any acquisition agreements pursuant to which the Company is, or may be, responsible for any earn-out, note payable or other contingent payments); (c) in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances (including contingent reimbursement obligations or any other commitments assuring a creditor against loss), but only to the extent drawn or called; (d) in respect of prepaid revenue; (e) under hedging, interest rate swap, derivative or similar agreements; (f) under finance leases (as determined under GAAP); (g) all obligations of the type referred to in clauses (a) through (f) of any other Person for the payment of which the Company is or may become responsible or liable pursuant to a guarantee or any other comparable arrangement; and (h) any accrued interest on the obligations or liabilities described in clauses (a) through (g) and any prepayment premiums or penalties or similar expenses related to any of the foregoing that would be payable if such obligations or liabilities were paid in full.

“Indemnified Party” has the meaning set forth in Section 11.03(a).

“Indemnifying Party” has the meaning set forth in Section 11.03(a).

“Intellectual Property Rights” shall mean any or all of the following and all rights arising out of or associated therewith: (a) trade names, trademarks, trademark registrations, domain names, trademark applications, service marks, service mark registrations, service mark applications and the goodwill of any business symbolized thereby; (b) copyrights, copyrightable works, copyright registrations, copyright applications; (c) patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates); licenses and sublicenses with respect to any of the foregoing; and (d) trade secrets, know-how, technical information, computer software (including source code and object code) and related documentation, databases and data collections, proprietary manufacturing information and inventions, drawings and designs.

“Investor” means, as applicable, any Person (including an Agency) having a legal or beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan, or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean each of John Owens and Margaret Kronmueller.

“Knowledge of Seller,” “Seller’s Knowledge” or similar language shall mean (i) the actual knowledge of each of the Chief Executive Officer and Chief Financial Officer of Seller, John Owens, and Margaret Kronmueller, and (ii) all facts that such Persons should have known with respect to the matters at hand if such Persons exercised the same level of diligence that a reasonably prudent person would have exercised in the same position.

“Knowledge of Buyer” shall mean (i) the actual knowledge of each of Dennis Zember and Matthew Switzer, and (ii) all facts that such Persons should have known with respect to the matters at hand if such Persons exercised the same level of diligence that a reasonably prudent person would have exercised in the same position.

“Leased Real Property” shall mean the real property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use, together with all buildings, structures and other improvements, fixtures and easements, rights of way, water lines, uses, licenses, hereditaments, tenements, privileges and other appurtenances located thereon.

“Lien” shall mean any mortgage, lien, charge, adverse claim, restriction, pledge, security interest, option, lease or sublease, license or sublicense, or encumbrance of any nature whatsoever.

“Limited License” has the meaning set forth in Section 4.19(l).

“Loan Sale Agreement” has the meaning set forth in Section 4.15(d).

“Material Adverse Effect” shall mean any result, occurrence, fact, event, circumstance, change, or effect that, individually or in the aggregate with any other results, occurrences, facts, events, circumstances, changes or effects, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations, financial condition of, or Permits held by, the Company, or (b) the ability of Seller to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would occur, (i) changes in general economic, political, financial market or business conditions, (ii) general changes or developments in the industry in which the Company operates, (iii) changes in any Applicable Laws, GAAP or enforcement or interpretations thereof, (iv) the Company’s failure to meet internal projections, budgets, plans or forecasts (but the underlying causes of such failure to meet such projections, budgets, plans or forecasts may be considered unless otherwise excluded hereunder), (v) any outbreak or escalation of hostilities or war or any act of terrorism, (vi) any natural or man-made disaster or acts of God (including outbreaks of communicable diseases significantly impacting the conduct of business, earthquakes, storms, severe weather, fires, floods and natural catastrophes), (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement or the identity of Buyer or its Affiliates as the acquiror of the Company, including any impact on the relationships with employees, regulators, customers, and suppliers of the Company or any Proceeding arising therefrom or in connection therewith, (viii) any action required to be taken by Seller or the Company by the terms of this Agreement or taken by Seller or the Company at the request or direction of, or with the consent of, Buyer, or (ix) the failure to take any action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which Buyer has refused to provide a waiver on a timely basis or at all; provided, however, that any result, occurrence, fact, event, circumstance, change or effect referred to in the foregoing clauses (i), (ii), (iii), (v), (vi) and (ix) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such result, occurrence, fact, event, circumstance, change or effect has a materially disproportionate effect on the Company compared to other participants in the mortgage banking industry.

“Mortgage” means the mortgage, mortgage deed, deed of trust or other instrument creating a lien upon real property securing a Mortgage Note and related to a Mortgage Loan; except that, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

“Mortgage Loan” means a mortgage loan originated or purchased by the Company.

“Mortgage Loan Documents” means, with respect to a Mortgage Loan, (i) the original Mortgage Loan documents held by any Custodian, including the Mortgage Note (or, if such document is missing, to the extent permitted under the Applicable Requirements, an equivalent or replacement document, such as a lost note affidavit), and if applicable, cooperative mortgage loan related documents and a power of attorney, a consolidation, extension, assumption and modification agreement, or other modification documents and (ii) all documents required by an Investor to be held by a Custodian under the Applicable Requirements.

“Mortgage Note” means, with respect to a Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits.

“Mortgaged Property” means any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential dwelling, or other property permitted by Applicable Requirements.

“Mortgagor” means an obligor or co-signer under a Mortgage Loan and his/her successors in title to the Mortgaged Property.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.

“Order” shall mean any decree (consent or otherwise), injunction, order, ruling, writ, or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be legally binding and enforceable on any Person or its securities, assets or business.

“Ordinary Course” shall mean the usual and ordinary course of business of the Company consistent with past practice.

“Organizational Documents” means the Articles of Incorporation and Bylaws of the Company.

“Permits” has the meaning set forth in Section 4.10.

“Permitted Exceptions” shall mean the following:

(a)Liens for Taxes and other claims not yet due and payable or the validity of which are being contesting in good faith through appropriate proceedings and for which adequate reserves are maintained on the Company’s balance sheet in accordance with GAAP;

(b)mechanic’s, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the Ordinary Course, that are reflected in the Financial Statements in accordance with GAAP and are not yet due and payable;

(c)Liens in respect of any pledges or deposits that are reflected in the Financial Statements in accordance with GAAP and are not yet due and payable;

(d)all existing general utility easements serving the Leased Real Property and all other instruments and encumbrances that affect the Leased Real Property and are recorded in the public records where the Leased Real Property is located that do not materially impair the occupancy or use of such real property by the Company for the purposes for which such Leased Real Property is currently used;

(e)all matters that would be shown on a current and accurate survey of the Leased Real Property that do not materially impair the occupancy or use of such real property by the Company for the purposes for which such Leased Real Property is currently used; and

(f)zoning laws and ordinances affecting the Leased Real Property that are not violated by the current use and operation of such Leased Real Property;

“Person” shall mean any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, trust, association or other unincorporated entity of any kind.

“Personal Information” shall mean any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including any information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Privacy Laws.

“Post-Closing Plans” has the meaning set forth in Section 10.01(b).

“Potential Transaction” has the meaning set forth in Section 6.05.

“PPP Loan” means a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act.

“Pre-Closing Taxes” means, collectively and without duplication, any and all (a) Taxes (or the non-payment thereof) of the Company (or any predecessor) or relating to the business of the Company for all Pre-Closing Tax Periods (determined in accordance with Section 10.02(d)); (b) Taxes of the Company as a result of being or having been a member of any combined, consolidated, affiliated, unitary or other similar group in any Pre-Closing Tax Period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Applicable Law, (c) Taxes resulting from any breach or inaccuracy in any representation or warranty contained in Section 4.14; (d) Taxes resulting from any breach of any covenant or agreement of the Company contained in this Agreement; (e) Taxes of any Person (other than the Company) imposed on or with respect to the Company as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course the primary purpose of which is not Taxes) or assumption, pursuant to any Applicable Law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (f) Taxes imposed on the Company as a result of an express or implied obligation arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person; (g) Transfer Taxes for which the Seller is responsible pursuant to Section 2.04.; (h) all Taxes imposed on the Company as a result of the Section 338(h)(10) Election; and (i) reasonable out-of-pocket expenses attributable to any item described in clause (a), (b), (c), (d), or (h). For the avoidance of doubt, Pre-Closing Taxes shall include all Employer Side Taxes arising from Change of Control Payments.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” shall mean all Applicable Laws issued or administered by any Governmental Authority concerning the privacy, security, or Processing of Sensitive Data.

“Proceeding” has the meaning set forth in Section 4.09.

“Processing” shall mean any operation performed on Sensitive Data, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Sensitive Data.

“Program Lender” means each of Fannie Mae, Freddie Mac, FHA, GNMA and USDA (as applicable) that holds, controls, owns or guarantees the performance of the applicable Serviced Loans (and, for the avoidance of doubt, excluding any Person that may own, control, hold or guarantee the performance of such Serviced Loans in a manner similar to that currently provided by the Company and excluding any borrower or any guarantor of any borrower under such Serviced Loans).

“Repaid Indebtedness” shall have the meaning set forth in Section 2.03(b)(ii).

“Repurchase Reserve” means the funds held in reserve by the Company for the fulfillment of repurchase obligations that may arise under certain Investor contracts. As of the Current Balance Sheet Date, the aggregate balance of the Repurchase Reserve was $108,374.

“Repurchase Threshold” has the meaning set forth in Section 11.05(b).

“Retained Cash” has the meaning set forth in Section 3.02(j).

“RHS” means the Rural Housing Service.

“Section 338(h)(10) Election” has the meaning set forth in Section 10.02(j).

“Seller Consolidated Return” means any consolidated, combined, unitary or similar income Tax Return that includes the Company, on the one hand, and Seller, its direct or indirect beneficial owners or any of its Affiliates (other than the Company) on the other hand.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 (Authority of Seller); Section 4.02 (Due Formation and Qualification; Shares; No Subsidiaries), Section 4.03 (No Violations; Consents), Section 4.14 (Taxes), Section 4.17 (Brokers) and Section 4.23 (Maryland Licensing).

“Seller Group” means any consolidated, combined, unitary or similar group filing a Seller Consolidated Return.

“Seller Indemnified Parties” has the meaning set forth in Section 11.02.

“Seller Losses” has the meaning set forth in Section 11.02.

“Seller Tax Returns” means the Seller Group’s (i) consolidated federal income Tax Return for the Pre-Closing Tax Period composed of the taxable year ended December 31, 2021, including therein the Company, (ii) consolidated federal income Tax Return for the Pre-Closing Tax Period composed of the taxable year ending December 31, 2022, including therein the Company with respect to the Pre-Closing Tax Period beginning January 1, 2022 and ending on the Closing Date, (iii) all applicable state income Tax Returns of the Company for the taxable year ended December 31, 2021, and (iv) all applicable state income Tax Returns of the Company for the Pre-Closing Tax Period beginning January 1, 2022 and ending on the Closing Date.

“Sensitive Data” means accountholder or cardholder data, sensitive authentication data, and any Personal Information.

“Service” and “Servicing” mean the responsibilities with respect to servicing a Mortgage Loan under the Applicable Requirements, whether performed as a servicer (including master servicer), subservicer or interim servicer.

“Serviced Loans” has the meaning set forth in Section 4.15(c).

“Servicing Agreement” means any Contract, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the

Investor and servicer, with respect to Servicing Rights, consisting of, as applicable, any Contracts and other binding documents, including the Guides (as each such Contract and other document has been amended from time to time), and including waivers approved by an Investor, and including the Excess Servicing Rights Agreements, under which the Company is obligated to Service a Mortgage Loan relating to the Servicing Rights.

“Servicing Rights” means (a) all rights to administer and service a Mortgage Loan; (b) any payments or monies payable or received for servicing the Mortgage Loan; (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loan; (d) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of the Company thereunder, including, but not limited to, any clean-up calls and termination options; (e) the right to collect and hold escrow payments or other similar payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto; (f) all accounts and other rights to payments related to any of the property described in this paragraph; (g) possession and use of any and all Collateral Files pertaining to the Mortgage Loan or pertaining to the past, present, or prospective servicing of the Mortgage Loan; and (h) all rights, powers and privileges incident to any of the foregoing.

“Sexual Misconduct Allegation” has the meaning set forth in Section 4.11(h).

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Systems” means the computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, communications, telecommunications, third party software, networks, peripherals and computer systems, and other similar or related items of automated, computerized and/or software systems that are used by the Company in the conduct of its business in the Ordinary Course and over which such Company has any control.

“Taxes” shall mean all taxes, charges, duties (including custom duties), levies or other assessments, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), escheat, unclaimed property, sales, use, franchise, excise, goods and services, harmonized sales, value added, stamp, leasing, lease, user, transfer, land transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, employer health, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, employment insurance, health insurance and other government pension plan premiums or contributions that are imposed by any Governmental  Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Tax Proceeding” has the meaning set forth in Section 10.02(e).

“Tax Refund” has the meaning set forth in Section 10.02(i).

“Tax Return” shall mean any return, report, information return or other document filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including schedules, supporting documents, or attachments thereto and any amendment thereof.

“Taxing Authority” shall mean the IRS or any other state, local or foreign Governmental Authority responsible for the assessment and collection of Taxes.

“Transaction Documents” shall mean this Agreement, the Protective Covenant Agreement, and the Employment Agreements, together with such other instruments, documents, agreements and certificates contemplated by this Agreement.

“Transaction Expenses” means any Change of Control Payment and any third-party fees and expenses (including any bonus and success fees) incurred by the Company but not paid by Seller prior to the Closing in connection with the drafting, negotiation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated therein, including the fees and expenses of the accountants, lawyers, financial advisors, consultants and other advisors of the Company, regardless of whether such fees and expenses have been invoiced by any applicable service provider.

“Transaction Tax Deductions” means the Tax deductions property deductible at a “more likely than not” or higher level of comfort under Applicable Law attributable to the aggregate expenses resulting from the payment of (i) any bonus, severance, or other compensatory payments attributable to the transactions contemplated hereby, (ii) management, advisory, consulting, accounting, or legal fees and other similar items, (iii) any repayment or redemption of, or other costs and fees associated with, any Indebtedness of the Company, and (iv) any Transaction Expenses; provided that, for the purposes of calculating the Transaction Tax Deductions, seventy percent (70%) of any success-based fees within the meaning of IRS Revenue Procedure 2011-29 shall be treated as deductible in accordance with such IRS Revenue Procedure.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions or succeeding, similar, substitute, proposed or final Treasury Regulations.

“USDA” means the United States Department of Agriculture.

“VA” means the United States Department of Veterans Affairs.

“Warehouse Facility” shall mean the credit facilities and repurchase agreements identified in Section 4.15(g) of the Company Disclosure Schedule.

“WARN Act” has the meaning set forth in Section 4.11(f).

1.02Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof,”

“herein,” “hereby” and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement, (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person) and (f) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

ARTICLE II
Purchase and Sale, Purchase Price, Allocation and Other Related Matters

2.01Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer and Buyer shall acquire from Seller, the Shares, free and clear of all Liens (other than restrictions imposed by state and federal securities laws).

2.02Purchase Price.

(a)The aggregate purchase price payable by Buyer to Seller for the Shares (the “Purchase Price”) shall be an amount equal to $7,000,000.

(b)At Closing, Buyer shall:

(i)pay to Seller an amount equal to the Purchase Price (the “Closing Payment”); and

(ii)repay, or cause to be repaid on behalf of the Company, the Indebtedness of the Company set forth on Section 2.02(b)(ii) of the Disclosure Schedule (the “Repaid Indebtedness”) pursuant to payoff letters delivered pursuant to Section 3.02(g).

2.03Withholding Taxes.  Buyer (and its Affiliates) shall be entitled to deduct and withhold from amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments hereunder.   Except with respect to amounts treated as compensation or due to a failure to comply with the requirements in Section 3.02(c), Buyer shall use commercially reasonable efforts to provide any Person on behalf of which such deduction or withholding is proposed to be made five (5)-days advance written notice of the intention to make such deduction or withholding, which notice shall include the basis for the proposed deduction or withholding under applicable Law and Buyer will cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding.  In the event that any amount is so deducted and withheld, and remitted to the appropriate Governmental Authority, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

2.04Sales and Transfer Taxes.  All sales, use, vehicle, transfer, documentary, stamp, recording and all other similar non-income Taxes or expenses arising out of or in connection with the purchase and sale of the Shares as contemplated in this Agreement (“Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  Buyer shall file all necessary Tax Returns and other documents required to be filed with respect to such Transfer Taxes.  Seller shall cooperate with Buyer to the extent reasonably necessary to make such filings of Tax Returns or other documents as may be required.

ARTICLE III
Closing and Closing Date Deliveries

3.01Closing.  The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Shares to Buyer in exchange for the payment of the Closing Payment to Seller pursuant to Section 2.02(b).  The Closing shall take place on the fifth (5th) Business Day following the date upon which all of the conditions precedent set forth in Articles VII and VIII are satisfied or waived by the appropriate party hereto as of such date) or at such other place and time or on such other date as is mutually agreed to in writing by Seller and Buyer (“Closing Date”), as facilitated via a conference call among the parties immediately followed by the electronic (i.e., email/.PDF) or facsimile exchange of signatures to Transaction Documents.  The Closing shall be treated as occurring at 12:01 a.m. ET on the Closing Date.

3.02Closing Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer, in each case in form and substance reasonably satisfactory to Buyer:

(a)all such instruments of sale, assignment, conveyance and transfer, as the parties agree are customary and reasonably necessary to assign and transfer the Shares to Buyer;

(b)a certificate, dated the Closing Date, executed by Seller, as required by Section 7.01;

(c)a certificate, duly completed and executed by Seller pursuant to Treasury Regulations Section 1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, and a validly completed and duly executed IRS Form W-9 from each Person receiving funds pursuant to Section 2.02(b);

(d)a certificate of the Secretary of the Company, dated the Closing Date, as to (i) the good standing of the Company in its jurisdiction of organization; (ii) the completeness and lack of amendments to the Organizational Documents; and (iii) the effectiveness of any resolutions of such Company passed in connection with this Agreement and the transactions contemplated hereby;

(e)the written consents of the third Persons, as set forth on Section 3.02(e) of the Disclosure Schedule, with respect to the change of control of the Company that will occur upon the consummation of the transactions contemplated by this Agreement and/or any deemed assignment of any Contract that will result therefrom (and all such consents and waivers shall be in full force and effect);

(f)payoff letters for the Repaid Indebtedness to the effect that, upon receipt of payment under such payoff letters, the lender shall have been paid in full for such Repaid Indebtedness and any Liens relating thereto shall be released;

(g)resignations, effective as of the Closing Date, of the directors and officers of the Company, as requested by Buyer at least three (3) Business Days prior to the Closing;

(h)the organizational record books, minute books and company seal of Company;

(i)a release in the form of Exhibit A, effective as of the Closing Date, duly executed by Seller;

(j)a certificate, dated the Closing Date, executed by Seller, setting forth (i) the aggregate balances of cash and cash-equivalents of the Company as of the Closing after the Estimated Pre-Closing Tax Obligation has been determined (the “Retained Cash”), and (ii) the aggregate balance of the Repurchase Reserve; and

(k)all other documents required to be entered into by Seller pursuant to this Agreement or reasonably requested by Buyer to convey the Shares or to otherwise consummate the transactions contemplated by this Agreement.

3.03Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller, in each case in form and substance reasonably satisfactory to Seller:

(a)the Purchase Price pursuant to Section 2.02(b) via wire transfer;

(b)a certificate, dated the Closing Date, executed by the appropriate officer of Buyer, required by Section 8.01;

(c)a certificate of the Secretary of Buyer containing a true and correct copy of the resolutions duly adopted by the Board of Directors of Buyer approving and authorizing each of the Transaction Documents and each of the transactions contemplated hereby and thereby, which certificate shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect; and

3.04Cooperation.  Seller and Buyer shall, on written request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV
Representations and Warranties of Seller and the Company

Except as set forth in the Disclosure Schedule, Seller and the Company warrant and represent to Buyer as follows:

4.01Authority of Seller.  Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and at Closing each other Transaction Document to which Seller is a party will be, duly executed and delivered by Seller and is or will be, as the case may be (in each case assuming due authorization, execution, and delivery by Buyer), valid and binding upon, and enforceable against, Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.02Due Formation and Qualification; Shares; No Subsidiaries.

(a)The Company is duly formed, validly existing and in good standing under the laws of the State of North Carolina.  Except as set forth in Section 4.02(a) of the Disclosure Schedule, the Company is duly qualified to do business as a foreign corporation in the states where it is required to be so qualified.  The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted.  Section 4.02(a) of the Disclosure Schedule contains a true and correct list of the jurisdictions in which each of the Company is qualified or registered to do business as a foreign entity.

(b)The Company does not have (i) any, or any agreement to acquire, equity securities or other securities of any Person or any direct or indirect equity or ownership interest in, any other business, or (ii) any obligations to repurchase, redeem or otherwise acquire any equity securities or other securities of any Person.

(c)Shares.

(i)Section 4.02(c)(i) of the Disclosure Schedule accurately and completely sets forth the capital structure of the Company by listing thereon the shares of capital stock which are authorized and which are issued and outstanding, along with the holder thereof.  Seller is the record and beneficial owner of and has good and valid title to the Shares, free and clear of all Liens (other than restrictions imposed by state and federal securities laws).  The Shares constitute 100% of the total issued and outstanding equity interests in the Company.  The Shares have been duly authorized and are validly issued, fully-paid and non-assessable.

(ii)The Shares and all other shares of common stock of the Company ever issued were issued in compliance with Applicable Law.  The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(iii)There are no outstanding or authorized options, warrants, convertible securities, conversion rights, subscriptions or other rights, agreements, arrangements or commitments relating to any equity interests in the Company or obligating Seller or the Company to issue or sell any equity interests (including the Shares), or any other interest, in the Company.  There are no outstanding or authorized equity option, equity appreciation, phantom equity, profits interest or similar rights with respect to the Company.  Other than the Company Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)The Company does not directly or indirectly own, have any interest in any shares of, or have an ownership interest in, any other Person.

4.03No Violations; Consents.

(a)Except for obtaining the consents and approvals (or making the notices and filings, as applicable) set forth on Section 4.03(a) of the Disclosure Schedule, Seller’s execution, delivery and performance of the Transaction Documents to which it is a party do not and will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in any violation of, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) the Organizational Documents, (B) any Applicable Law or any Material Contract to which the Company is a party or any Permit held by the Company, or (C) any Order of any Governmental Authority to which the Company or Seller is a party or by which the Company or Seller or any of their respective properties are bound; or (ii) result in the creation of any Lien upon the Shares or any of the properties or assets of the Company.

(b)Except as set forth in Section 4.03(b) of the Disclosure Schedule, the execution and delivery by Seller of each Transaction Document to which it is a party do not, and the performance by Seller of its obligations hereunder and thereunder will not, require Seller or the Company to obtain any consent, Order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority.

4.04Financial Statements.

(a)Seller has provided the Financial Statements to Buyer.  Copies of the Financial Statements are set forth on Section 4.04(a) of the Disclosure Schedule.

(b)The Financial Statements have been prepared from, and are consistent with, the Company’s books and records and, with respect to the Company’s balance sheets as of December 31, 2021 and December 31, 2020 and its related income statements for the years then ended, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.  The Financial Statements fairly present in all material respects the financial condition of the Company as of such dates and the results of the Company’s operations for the periods specified.  Since March 31, 2022, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of the Company.

(c)There are no liabilities or other obligations of the Company (whether absolute, accrued, contingent or otherwise and whether or not due) required to be disclosed or reflected on a balance sheet prepared in accordance with GAAP, except (i) those that are adequately reflected or otherwise adequately reserved against in the Financial Statements, or (ii) those liabilities that are not (singly or in the aggregate) material to the Company and have been incurred in the Ordinary Course since the Current Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, litigation or violation of Law).

4.05Absence of Changes.  Since the Current Balance Sheet Date and except as set forth on Section 4.05 of the Disclosure Schedule, (i) the Company has operated in the Ordinary Course in all material respects, (ii) there has been no event, circumstance, change, or effect that has had a Material Adverse Effect, (iii) there has not been any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $50,000 whether or not covered by insurance; (iv) there has been no change to the Company’s hedging methodology; (v) there have been no distributions from the Company to Seller; and (vi) there has not been any action taken of the type described in Section 6.03 which, had such action occurred after the date of this Agreement, would be in violation of such Section.

4.06Contracts.

(a)Section 4.06(a) of the Disclosure Schedule sets forth a true and complete list of all Material Contracts as of the date hereof.  “Material Contracts” means the following Contracts to which the Company is a party under which there are ongoing obligations:

(i)any real property lease or any lease or license of personal property from or to third parties having a value in excess of $25,000 annually;

(ii)any mortgage, indenture, loan or credit agreement, security agreement or other agreement, instrument or contract (or group of related contracts) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness, inclusive of any Warehouse Facilities, or any capitalized lease obligation or other agreement;

(iii)Loan Sale Agreements;

(iv)all broker or correspondent agreements or arrangements;

(v)any (A) material sale, distribution, commission, marketing, agent or franchise Contract relating to or providing for the marketing and/or sale of products and services; or (B) other Contract concerning a partnership, franchising arrangement or joint venture;

(vi)any Contract obligating the Company to exclusively sell or distribute products or services of the Company to any one Person or group of Persons;

(vii)any Contract that (A) prohibits or restricts the Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person or (B) contain a provision of the type commonly referred to as a ”most favored nation” provision for the benefit of any Person;

(viii)any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $50,000;

(ix)any Contract that provides for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting, funding, payment or other similar rights;

(x)any Contract granting any Person a Lien on all or any part of the assets of the Company;

(xi)any Contract granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the assets or equity of the Company;

(xii)any Contract for the Company’s granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, other than (A) licenses of commercially available software to the Company, and (B) standard licenses granted by the Company to its customers for Company Proprietary Software in the Ordinary Course;

(xiii)any Contract with any Governmental Authority, including Agency agreements, other than Contracts that are in the form of one of the standard customer agreements previously provided to Buyer without any material modification thereto (other than variations with respect to the length of the term);

(xiv)any Contract with any Affiliate of the Company;

(xv)any Contract for the sale of any material amount of assets of the Company other than in the ordinary course of business;

(xvi)any Contract with respect to the employment or service of any officer, director, manager, employee, consultant or other services provider, including but not limited to any employment, severance, retention, incentive, change in control, termination, consulting or retirement agreement;

(xvii)any Contract with respect to the establishment, administration, operation or termination of any Employee Plan or any related trust agreement, insurance policy or other funding vehicle;

(xviii)any other contract (or group of related contracts) not otherwise of the type described in paragraphs (i) – (xvii) above involving payment to or by the Company of $50,000 or more, in each case in any 12-month period, and not terminable by the Company without penalty on fewer than 90 days’ notice.

(b)True, correct and complete (in all material respects) copies of all Material Contracts have been made available to Buyer.  Each Material Contract is a valid and binding obligation of the Company party thereto and, to the Knowledge of Seller, is a valid and binding obligation of each of the other parties thereto, in each case except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).  The Company has performed all material obligations required to be performed by it under each Material Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.  To the Knowledge of Seller, each other party to each Material Contract has performed all material obligations required to be performed by such party thereunder and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.  Except as set forth on Section 4.06(b) of the Disclosure Schedule, the Company is not participating in any discussions or negotiations regarding a material modification of or a material amendment to any Material Contract or entry into any new Material Contract other than in the Ordinary Course.

(c)True, correct, and complete copies of the Organizational Documents have been made available to Buyer.

4.07Real Property.

(a)Section 4.07(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”).  The Company has good and marketable title to all of the Owned Real Property.  There is no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the Owned Real Property, now or in the future, including a pending or threatened taking of any of such real property by eminent domain.  True and complete copies of all deeds or other documentation evidencing ownership of the Owned Real Property have been provided to Buyer, and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject, have been furnished or made available to Buyer.

(b)Section 4.07(b) of the Disclosure Schedule sets forth the addresses of the Leased Real Property.  Seller has made available to Buyer a copy of each of the lease agreements for the Leased Real Property.  With respect to the Leased Real Property:

(i)each lease agreement for the Leased Real Property (each a “Lease Agreement”) is a valid and binding obligation of the Company and, to the Knowledge of Seller, is a valid and binding obligation of each of the other parties thereto, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity);

(ii)the Company has performed all material obligations required to be performed by it under each Lease Agreement and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder;

(iii)to the Knowledge of Seller, each other party to each Lease Agreement has performed all material obligations required to be performed by such party thereunder and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder;

(iv)the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(v)the Company has not pledged, mortgaged or otherwise granted a Lien on the leasehold interest in the Leased Real Property, other than Permitted Exceptions.

4.08Tangible Personal Property; Sufficiency.

(a)The Company has good and valid title to, or a valid leasehold or license interest in (or other valid right to use), all of the personal property of the Company.  All such owned personal property is owned free and clear of all Liens, except for Permitted Exceptions.

(b)All equipment and other items of tangible personal property and assets of the Company is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and conform to all Applicable Laws, and Seller has no Knowledge of any material defects or problems with any of such equipment, tangible property or assets.  Section 4.08(b) of the Disclosure Schedule sets forth a true, correct and complete list and general description of each item of personal property of the Company having an original cost of more than $10,000.

(c)Except as set forth in Section 4.08(c) of the Disclosure Schedule, no Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company, except for the leased items that are subject to personal property leases.  The assets, properties and rights of the Company constitute all of the assets, properties and rights used in, or necessary and sufficient to conduct, the operations of the Company’s business in the Ordinary Couse.  Not in limitation of the foregoing, Seller does not own any assets, properties or rights used in, or necessary to conduct, the operations of the Company’s business in the Ordinary Course.

4.09Litigation.  Except as set forth in Section 4.09 of the Disclosure Schedule, since January 1, 2019, there have been no (and there are currently no) actions, suits, claims, arbitrations or proceedings (including any arbitration proceeding), governmental investigation, claim, charge, complaint, examination, audit or inquiry (each a “Proceeding”) pending, or, to the Knowledge of Seller, threatened against the Company or Seller relating to or affecting the Company, before or by any Governmental Authority, or by any other Person, in each case where the amount in controversy with respect to a particular matter (or series of related matters) is in excess of $50,000, and, except as set forth in Section 4.09 of the Disclosure Schedule, to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The Company is not subject to any outstanding Order (a) under which the Company has any material outstanding liability, (b) that would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or (c) would have a Material Adverse Effect on the Company.  Set forth in Section 4.09 of the Company Disclosure Schedule is a description of all claims and demands asserted in writing or, to the Knowledge of the Company, orally by any Investor against the Company from and after January 1, 2019, which description includes the resolution thereof or, if not resolved as of the date hereof, the current status thereof.

4.10Compliance with Laws.

(a)Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company holds all permits, licenses, authorizations, memberships, consents, registrations, qualifications, exemptions, orders, franchises, approvals or other rights and privileges of any Governmental Authority or Agency necessary and material to conduct its business as presently conducted (collectively, the “Permits”).  The Company has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any Permits (including any Permits of any Agency or Governmental Authority).  Section 4.10(a) of the Disclosure Schedule contains a true, correct and complete listing of all Permits, which listing provides whether or not the Company is in good standing with the permitting entity or according to the terms of the Permit and the Permit terms and expected dates of expiration.

(b)Except as set forth in Section 4.10(a) or Section 4.10(b) of the Disclosure Schedule, since January 1, 2019, the Company has complied with all Applicable Laws, and is not in violation of, and has not received any written or, to the Knowledge of Seller, oral notices of violation with respect to, and is not the subject of any pending audit or investigation with respect to, any Applicable Laws in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, including, but not limited to, state usury, consumer lending and insurance laws, CFPB-issued regulations and directives, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the USA PATRIOT Act, the Gramm-Leach-Bliley privacy laws and all applicable state and local privacy and data protection laws, the International Money Laundering Abatement and Anti-Terrorist Financing Act, the Home Mortgage Disclosure Act, the federal Fair Housing Act, the Equal Credit Opportunity Act, all federal, state and local Laws enacted to combat predatory lending practices, the Homeowners Protection Act, the Flood Disaster Protection Act, the Federal Trade Commission Act, and other federal, state, local and foreign Laws regulating employment practices, wage and hour obligations,  mortgage origination, mortgage banking, mortgage brokerage or agency, other commercial or personal loans, and lending or servicing loans generally, in each case to the extent applicable to the Company.

4.11Labor Matters.

(a)Section 4.11(a) of the Disclosure Schedule contains a true and complete list of all of the employees of the Company as of the date hereof, and for each such employee: job title or position; date of hire; current rate of compensation (including bonuses, commissions and incentive compensation, if any); whether such employee is hourly or salaried; whether such employee is full-time or part-time; whether such employee is exempt or non‑exempt for purposes of the Fair Labor Standards Act; the number of such employee’s accrued but unused sick days and vacation days; and an appropriate notation next to the name of any officer or other employee on such list who is subject to any written agreement describing the terms and/or conditions of employment of such employee.  Section 4.11(a) of the Disclosure Schedule also contains a true and complete list of the names of all independent contractors or consultants engaged by the Company as of the date hereof and further sets forth the terms and conditions pursuant to which those independent contractors and consultants are compensated.  Except as set forth in Section 4.11(a) of the Disclosure Schedule, (i) the Company is not a party to or bound by any consulting, termination or severance Contract in respect of any officer, employee or former employee, consultant or independent contractor of the Company and (ii) no employee, consultant or independent contractor of the Company is entitled to any severance or other termination payment, whether pursuant to any Contract, policy or otherwise, in the event of the termination of such Person’s employment or engagement with such Company.  The Company has provided to Buyer true, correct and complete copies of each such written Contract listed on Section 4.11(a) of the Disclosure Schedule.  Neither the Company nor Seller has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.  Except as indicated on Section 4.11(a) of the Disclosure Schedule, all employees of the Company are active on the date hereof, not on any sort of leave of absence, furlough or temporary layoff (with or without any right to return to work) and none has expressed in writing any intention to terminate employment with the Company.

(b)The Company is and has been during the past three (3) years in compliance in all material respects with all Applicable Laws relating to the employment of personnel and labor (including Applicable Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”)).

(c)The Company is not a party to or bound by any collective bargaining Contract with a labor union or labor organization.  No employees of the Company are represented by any labor union, trade union or labor organization with respect to their employment with the Company.  No labor union, trade union, labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the Knowledge of Seller, threatened in writing against the Company or Seller with respect to the Company, and the Company has not experienced any such material labor controversies within the past three (3) years.  To the Knowledge of Seller, there are no union organizing activities with respect to any employees of the Company.

(d)There are no, and in the past three (3) years there have been no, pending, or to the Knowledge of Seller, threatened Proceedings by or before any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(e)The Company is not a party to any Contract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of the Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with the Company.

(f)Except as set forth in Section 4.11(f) of the Disclosure Schedule, during the past three (3) years, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and the Company  has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.  Except as set forth in Section 4.11(f) of the Disclosure Schedule, no employee of the Company has suffered an “employment loss” (as defined in the WARN Act) within the ninety (90) days immediately preceding the date hereof.  No less than ten (10) Business Days prior to the Closing Date, the Company will update the information provided in Section 4.11(f) of the Disclosure Schedule and deliver such update to Buyer.

(g)To the Knowledge of Seller, (i) no employee or independent contractor of the Company is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company of its employees, and the performance of the contracts with the Company by its independent contractors, will not result in any such violation.  The Company has not received any written notice alleging that any such violation has occurred within the past three (3) years.

(h)In the last three (3) years, (i) to the Knowledge of Seller, no allegations of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) have been made against any employee or independent contractor of the Company, and (ii) the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against the Company.

4.12Employee Benefit Matters.

(a)Section 4.12 of the Disclosure Schedule sets forth a complete and accurate list of all benefit plans and compensatory programs, including but not limited to all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all pension, profit sharing, retirement, deferred compensation, savings, incentive, bonus, deferred compensation,  stock option, stock purchase, restricted stock, equity or equity based compensation, supplemental retirement, excess benefit, employment, change in control,  severance, medical and hospitalization, insurance, life, disability, vacation, paid time-off, salary continuation, sick pay, welfare, fringe benefit and all other employee benefit plans, contracts, programs, policies and arrangements, in each case that are for the benefit of or relating to any current or former directors, employees, or consultants of the Company, or any spouse, dependent or beneficiary thereof, that are maintained, sponsored, contributed to or required to be contributed to by the Company, or with respect to which the Company has or may have any liability or obligations, contingent or otherwise (the “Employee Plans”).

(b)The Company has provided to Buyer true and complete copies of the following documents, to the extent applicable: (i) all Employee Plans (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto, as applicable; (ii) all current summary plan descriptions (including any summaries of material modifications thereto); (iii) the Form 5500 filed in the three (3) most recent plan years; (iv) the most recent determination letter or opinion letter, as applicable, received from or issued by the IRS;  (v) non-discrimination testing data and results for the two (2) most recently completed plan years (to the extent such testing data and results are available); and (vi) copies of any voluntary or self correction filings (whether made with the IRS, Department of Labor, or the Company’s own internal records) relating to the Employee Plans made for the current and the three most recently completed plan years.

(c)Each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.  Other than routine claims for benefits in accordance with the terms of the Employee Plan, there is no Proceeding pending or, to the Knowledge of Seller, threatened against or arising out of an Employee Plan that singly or in the aggregate involves a particular matter (or series of related matters) in excess of $50,000.  No Employee Plan is the subject of a pending or, to the Knowledge of Seller, threatened investigation or audit by the IRS, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(d)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, and has received a current favorable determination letter from the IRS, or such Employee Plan is maintained under a pre-approved  plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable, issued by the IRS, and nothing has occurred since the date of any such determination, and no conditions or circumstances exist, that could reasonably be expected to  adversely affect such qualification.

(e)Neither the Company, nor any ERISA Affiliate, has ever maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability, contingent or otherwise, with respect to, any plan subject to Title IV of ERISA, including a Multiemployer Plan, or a plan subject to ERISA Section 302 or Code Section 412.  None of the Employee Plans is or is funded through the use of (i) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (ii) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (iii) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.  The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA or Section 412 of the Code.

(f)All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Employee Plans will have been made or properly accrued in all respects on or before the Closing Date.  None of the Employee Plans provide, and the Company does not have any obligation to provide, welfare benefits, including, but not limited to, death or medical benefits with respect to any person beyond his or her retirement or other termination of service other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B or state law where the individual person pays the full cost of coverage.

(g)Neither the Company nor any fiduciary of any Employee Plan has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan or its related trust or has breached any fiduciary duty with respect to any Employee Plan or its related trust.

(h)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the acceleration of any vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former director, employee, or consultant of the Company, (ii) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust or (iii) require the Company to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Employee Plan maintained provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(i)Each Employee Plan that is subject to Section 409A of the Code has been maintained in writing and operated, in all material respects, in compliance with Section 409A of the Code.

(j)Each Employee Plan that is a health or welfare plan has terms that are in all material respects in compliance with, and has been administered in all material respects in accordance with, the requirements of the ACA.  Each Company and ERISA Affiliate has complied in all material respects with the requirements of Section 4980H of the Code, so as to avoid the imposition of any material taxes or assessable payments thereunder.

4.13COVID-19 Matters.

(a)The Company has not experienced any disruption in its supply chain as a result of the COVID-19 virus (“COVID-19”).  The Company has not made, nor currently plans to make, any changes to its supply chain or vendors in response to COVID-19.

(b)No counterparty to any Contract to which the Company is a party has been unable to perform its obligations or defaulted under such Contract or, to the Knowledge of Seller,

filed for bankruptcy or insolvency relief, or indicated a likelihood to do so; provided, however, that the reasonable investigation and due inquiry required by the definition of “Knowledge of Seller” as used in connection with this sentence shall not require the Company to contact such counterparty to ascertain its future intentions.  The Company has not received any written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.  The Company has not issued any notices seeking (A) to excuse the Company’s non-performance, or delay the Company’s performance, under existing contracts due to interruptions caused by COVID-19 or (B) to modify any existing contractual relationships due to COVID-19.

(c)The Company has not received any loans, grants, or funding from any government programs or any third Person in connection with COVID-19, including, without limitation, any loans received by the Company under the CARES Act including any Small Business Association loan (i.e., a PPP Loan).

(d)The Company has complied with the paid sick leave and emergency family leave requirements of the FFCRA, and to the extent the Company has received any corresponding Tax credit under the FFCRA for providing such paid leave, it has done so in compliance with the FFCRA.

(e)Section 4.13(e) of the Disclosure Schedule sets forth all changes to the Company’s work force attributable to COVID-19, including (i) the date of any employee furloughs, layoffs, terminations, and whether such changes are intended to be temporary or permanent, (ii) the date and amount of any employee salary or wage reductions, or other changes in employee compensation, and whether such changes are intended to be temporary or permanent, (iii) if applicable, the date any such employees returned to work or are expected to return to work, (iv) any severance or other benefits offered to such employees, and (v) any changes to any employee benefit that the Company makes available to its employees.  Except as set forth in Section 4.13(e) of the Disclosure Schedule, and, to the Seller’s Knowledge, none of the affected employees have elected to receive COBRA coverage.

(f)The Company has not amended its Employee Plans in response to COVID-19.

(g)The Company has not received any complaints, concerns or claims (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) about the Company’s reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for COVID-19, or (iii) alleging the Company failed to provide a reasonably safe working environment.

(h)The Company has not made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

(i)The Company is not a party to, and has not received written notice of, any pending Proceeding or, to the Knowledge of Seller, any dispute that is reasonably likely lead to a

Proceeding (whether regarding contractual, labor and employment, benefits, or other matters) arising from COVID-19.

4.14Taxes.

(a)The Company is not a financial institution which uses the reserve method of accounting for bad debts described in Section 585 of the Code.

(b)All income and other material Tax Returns of or with respect to the Company have been duly and timely filed (taking into account applicable extensions) with the appropriate Taxing Authority.  All such Tax Returns are true, correct, and complete in all material respects and have been prepared in material compliance with all Applicable Laws.

(c)All income and other material Taxes due and payable (whether or nor shown, or required to be shown, on Tax Returns) by or with respect to the Company have been timely paid (taking into account applicable extensions) in full.

(d)No jurisdiction in which the Company has not filed a Tax Return has asserted in writing that the Company is or maybe subject to taxation or otherwise required to file a Tax Return in such jurisdiction.

(e)There are no Liens on the Company’s assets for failure (or alleged failure) to pay any Tax, except for statutory Liens for Taxes that are not yet due and payable.

(f)Except as set forth in Section 4.14(f) of the Disclosure Schedule, the Company has withheld and paid all material Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to Seller or to any employee, former employee, creditor, customer, supplier or other third party and has timely and properly complied, in all material respects, with all information reporting related thereto (including, without limitation, Forms W-2 and 1099).

(g)There are no outstanding extensions or waiver of statute of limitations in respect of Taxes for the Company.  The Company has not consented to extend the period in which any Tax against the Company may be assessed or collected by any Tax Authority and no such request to waive or extend is outstanding.

(h)No deficiency, assessment, or liability for any Taxes has been proposed, asserted, or assessed against the Company, which deficiency, assessment, or liability has not been paid in full.  No audits investigations, assessments, examinations or other administrative or judicial proceedings are presently pending or, to the Knowledge of Seller, threatened with respect to any Taxes or Tax Returns of the Company, and the Company has never been the subject of such an audit, examination or proceeding with respect to Taxes.  There are no material matters under discussion, examination, audit, or appeal with any Governmental Authority relating to Taxes.

(i)The Company has not requested and is not the subject of or bound by any private letter ruling, technical advice memoranda, voluntary disclosure agreement, or similar ruling, memorandum, or agreement with any Taxing Authority with respect to Taxes, and no such request is outstanding.  There is no power of attorney currently in effect with respect to any Taxes or Tax Returns of, with respect to, or on behalf of the Company.

(j)The Company is not a party to any joint venture, partnership or other similar arrangement which could be treated as a partnership for U.S. federal income tax purposes.

(k)Except as set forth in Section 4.14(k) of the Disclosure Schedule, the Company has not been a member of any affiliated group filing a consolidated, combined or unitary Tax Return.  The Company does not have any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any applicable Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes), or otherwise.  Except as set forth in Section 4.14(j) of the Disclosure Schedule, the Company is not, and has never been, a party to, or bound by, any tax sharing, tax allocation or similar Contract (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority, but excluding commercial agreements entered into in the Ordinary Course the primary purpose of which does not relate to Taxes) that could impose any liability for Taxes on the Company for any taxable period (or portion thereof) following the Closing Date.

(l)The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such country.  Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(m)The Company has not participated in, or been a promoter of, a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or similar provision of state, local or foreign Law.

(n)The Company has not (i) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, (iii) claimed or received any credits under Sections 7001-7005 of the FFCRA, or (iv) sought a PPP Loan.  To the Knowledge of Seller, except as set forth in Section 4.14(n) of the Disclosure Schedule, during the COVID-19 Quarantine Period, the Company has not had employees teleworking from a state other than their regular work location.

(o)The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(p)Neither Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested or occurring on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date (including, without limitation, pursuant to Sections 451(c), 455, or 456 of the Code, Treasury Regulation Section 1.451-8, IRS Revenue Procedure 2004-34 and IRS Notice 2018-35), (vi) use of the cash method of accounting, percentage of completion method of accounting, completed contract method of accounting, or long-term contract method of accounting on or prior to the Closing Date, (vii) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code, or (viii) any election under Section 108(i) of the Code.

(q)The unpaid Taxes of the Company for all periods or portions thereof ending on or before the Current Balance Sheet Date did not as of such date exceed the amount of current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing difference between book and tax income) set forth on the face of such balance sheet, and will not exceed such accrual for Taxes on the Company’s balance sheet as of the Closing Date.  Since the Current Balance Sheet Date, the Company has not incurred any liability for Taxes other than in the Ordinary Course.

(r)Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2018.

4.15Mortgage Business Compliance.

(a)The Company has complied in all material respects with, and all documentation prepared or used by the Company in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or purchased by the Company satisfied, (i) except as set forth in Section 4.10(a) or Section 4.10(b) to the Disclosure Schedule, all Applicable Laws with respect to the origination, insuring, purchase, sale, pooling, or Servicing of such Mortgage Loans, (ii) the responsibilities and obligations relating to such Mortgage Loans set forth in any applicable Contract between the Company and any Agency, and (iii) the applicable guidelines, handbooks and other requirements of any applicable Agency with respect to such Mortgage Loans.

(b)No Agency has (i) claimed in writing that the Company has violated or has not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by the Company to such Agency, (ii) imposed in writing material restrictions on the activities (including commitment authority) of the Company as a seller or servicer for such Agency, (iii) indicated in writing to the Company that it has terminated or intends to terminate its seller/servicer relationship with the Company for failure to comply with Applicable Laws or the applicable guidelines, handbooks and other requirements of such Agency or (iv) to the Knowledge of the Company, advised the Company in writing since the date that is two (2) years prior to the date hereof that there is a potential change to its programs related to the origination, insuring, purchase, sale, pooling or Servicing of such Mortgage Loans.

(c)The Company (i) except as set forth in Section 4.10(a) or Section 4.10(b) of the Disclosure Schedule, is in good standing under all Applicable Laws as a mortgage broker and/or lender and/or servicer and (ii) is, in addition to the foregoing, an approved  FHA Non-Supervised Lender, USDA approved lender and VA approved lender.  The Company has not received any written notice of Proceedings since the date that is two (2) years prior to the date hereof relating to the revocation, suspension, cancellation or material limitation of any such approval, nor, to the Knowledge of the Company, is a revocation, suspension, cancellation or material limitation of any such approval threatened.

(d)Except as set forth in Section 4.15(d) of Disclosure Schedule, (i) there is no pending or, to the Knowledge of Seller, threatened, cancellation or reduction of any Mortgage Loan sale agreement (“Loan Sale Agreement”)  to which the Company is a party and the obligations of the Company under each Loan Sale Agreement are being performed by the Company and, to the Knowledge of Seller, the other parties to each Loan Sale Agreement in accordance with its terms, (ii) there is no breach by the Company under any Loan Sale Agreement, and (iii) except for claims that have been fully resolved and released, no third party has exercised or, to the Knowledge of Seller, is threatening to exercise its contractual right to require the Company to repurchase the Company Loan from such third party due to a breach of representation, warranty or covenant by the Company under a Loan Sale Agreement.

(e)Except as set forth in Section 4.15(e) of the Disclosure Schedule, no Company Loan held for investment is (x) past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Facility, (y) in foreclosure or litigation or (z) subject to bankruptcy Proceedings commenced by or in respect of the borrower or mortgagor.

(f)Except as set forth in Section 4.10(a) or Section 4.10(b) of the Disclosure Schedule, each Company Loan was underwritten and originated, and the Mortgage Loan Documents maintained by the Company with respect thereto are being maintained by the Company in compliance with all Applicable Laws and, if applicable, the requirements of the Person acquiring such Company Loan, Agency, or insurer insuring such Company Loan (if any) in effect and applicable at the time such insurance was obtained, except, in each case, for immaterial violations.  The Company has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any mortgage-related Permits (including any mortgage-related Permits of any Agency or Governmental Authority).

(g)As of the time it was made or purchased by the Company, each Company Loan was evidenced by a Mortgage Note and was duly secured by a valid, subsisting, enforceable and perfected first Lien or subordinated Lien on the related Mortgaged Property, in each case, on such forms and with such terms as complied with all Applicable Requirements.  Each Mortgage related to a Company Loan created an ownership interest in an estate in fee simple in the Mortgaged Property.  Each Mortgage Note related to a Company Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights whether considered in a Proceeding at law or at equity.  Except as set forth in Section 4.10(a) or Section 4.10(b) of the Disclosure Schedule, no Company Loan is

subject to any rights of rescission, reformation, set-off, counterclaim or defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto.

(h)All buildings or other customary insured improvements upon each Mortgaged Property related to a Company Loan are insured by a qualified insurer acceptable under any Guide or such other applicable Program Lender guidelines against loss by fire, flood hazards of extended coverage and such other hazards as are provided for in a Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements.

(i)Except as set forth in Section 4.10(a) or Section 4.10(b) of the Disclosure Schedule, any requirements of any Applicable Law, including, but not limited to, usury, truth in lending, real estate settlement procedures, consumer credit protection (including uniform consumer credit code laws), predatory and abusive lending laws, equal credit opportunity, ability-to-repay/qualified mortgage rules promulgated under Regulation Z, fair housing and disclosure laws or unfair and deceptive practices laws, unfair collection practices, CFPB servicing protocols, and fair credit reporting, applicable to the origination and servicing of Company Loans have been complied with in all material respects.  Each Company Loan at the time it was made or purchased by the Company complied in all material respects with Applicable Law and was not (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b)  a “high cost,” “threshold,” “covered,” or “predatory” loan under any other Applicable Law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(j)Each Mortgage related to a Company Loan was properly recorded and was a valid, perfecting and enforceable either first Lien and first priority security interest or subordinated Lien and subordinated priority security interest with respect to each Company Loan on the Mortgaged Property, including all improvements on the Mortgaged Property.  Any Mortgage Loan Document related to and delivered in connection with the Company Loans established and created a valid, existing and enforceable (i) first Lien and first priority security interest with respect to each first Lien Company Loan, or (ii) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Company Loan, in either case, on the property described therein.  Each Mortgage Note related to a Company Loan is not and has not been secured by any collateral pledged account or other security other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

(k)Each Mortgage Note and each Mortgage related to a Company Loan have been duly and properly executed by the parties thereto.  The borrower under each Mortgage related to a Company Loan has received all disclosure materials required by Applicable Law as of the origination date of such Mortgage with respect to the making of fixed or adjustable rate mortgage loans, as applicable.

(l)The relevant Company Loan files are complete and accurate, in all material respects, and are being maintained in all material respects in accordance with all Applicable Requirements.

(m)All monies received with respect to each Company Loan and related escrow accounts have been properly accounted for and applied.

(n)All payoff and assumption statements with respect to each Company Loan were, at the time provided, true and correct, except for immaterial discrepancies.

(o)Unless otherwise prohibited by Applicable Law or pursuant to an executed escrow waiver, the Company has collected all escrows related to each Company Loan and all escrow accounts have been maintained by the Company in accordance with Applicable Law, in all material respects.  The Company has credited to the account of mortgagors all interest required to be paid on any escrow account in accordance with Applicable Law and the terms of such agreements and loan documents, in each case in all material respects.

(p)[Reserved]

(q)Except for customary ongoing quality control reviews or as set forth in Section 4.15(q) of the Disclosure Schedule, no audit or investigation by a Governmental Authority or Agency is pending, or to the Knowledge of Seller, threatened that is reasonably likely to result in:

(i)a claim of a failure by the Company to comply with Applicable Laws,

(ii)rescission of any insurance or guaranty contract or other Contract of the Company,

(iii)payment by the Company of a penalty to any Governmental Authority or Agency, or

(iv)revocation, suspension or material limitation of any Permit held by the Company.

(r)Except as set forth in Section 4.15(r) of the Disclosure Schedule, no broker or correspondent has informed the Company in writing within the last 12 months of such broker or correspondent’s intention to reduce its application or origination activities relating to the Company or otherwise informed the Company in writing within the last 12 months of any intent to reduce the future business which such broker or correspondent will engage in with the Company.

(s)No fraud, with respect to a Mortgage Loan, has taken place (i) on the part of the Company or any of its employees or, to the Knowledge of Seller, on the part of Mortgagor, or any other Person, including any servicer, any appraiser, escrow agent, broker or correspondent, closing or settlement agent, closing attorney, title company or any other party involved in the origination or servicing of the Mortgage Loan or in the determination of the value of the Mortgaged Property or the sale of the Mortgaged Property, or (ii) that would impair in any way the rights of Buyer in the Mortgage Loan or Mortgaged Property or that violated Applicable Law.

(t)The Company, with respect to each Mortgage Loan owned by the Company as of the origination date, or MERS as nominee for the Company, with respect to each Mortgage Loan owned by the Company as of the purchase date, is the sole owner of record and holder of each Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged to any other Person, and the Company has good, indefeasible and marketable title thereto and has full right and authority perform the transactions contemplated by this Agreement.  Immediately following the consummation of the transactions contemplated herein, the Company will own and hold each such Mortgage Loan free and clear of any and all encumbrances, equities, participation interests, liens, pledges, charges, claims (including any preference or fraudulent transfer claims), agreements with other parties to sell or otherwise transfer the Mortgage Loan or security interest of any nature encumbering such Mortgage Loan except any such interest created pursuant to or in accordance with the terms of this Agreement or the Warehouse Facilities.

(u)Each Mortgage Loan owned by the Company (except any Mortgage Loan secured by a Mortgaged Property located in the State of Iowa and an attorney’s certificate and/or a certificate of title guaranty has been obtained) is covered by an ALTA lender’s title insurance policy (which, in the case of an adjustable rate Mortgage Loan, has an adjustable rate mortgage endorsement in the current ALTA form) issued at origination insuring the originator, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of such Mortgage Loan, subject only to reasonable and customary exceptions and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the mortgage interest rate and monthly payment.

(v)Each Mortgage and related Mortgage Note owned by the Company contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby (such as for the enforcement of the lien against the Mortgaged Property), including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure thereon, or trustee’s sale of, the Mortgaged Property pursuant to proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property.  There is no homestead or other exemption available to a Mortgagor or any other Person, or restriction on the Mortgagor or any other Person, including any Applicable Law, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (a) the ability of the Company, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (b) the ability of the Company, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.

(w)Except as otherwise set forth in Section 4.10(a), Section 4.10(b) or Section 4.15(w) of the Disclosure Schedule, the Company has obtained all required Permits and exemptions in the states in which it originated the Mortgage Loans.

4.16Environmental Matters.

(a)The Company is not in material violation of applicable Environmental Laws.  The Company currently holds all Permits that are required under applicable Environmental Laws for the operation of the Company as currently conducted (collectively, “Environmental Permits”), and the Company is not in violation of any Environmental Permits.

(b)There are no Proceedings pending or, to the Knowledge of Seller, threatened by any Governmental Authority or Person against the Company pursuant to Environmental Laws.  During the past three (3) years, the Company has not received any notice, report or other information regarding any violation of, or liability under, any Environmental Laws with respect to its past or current operations, properties or facilities, including the Leased Real Property.

(c)The Company has not used the Leased Real Property for the handling, treatment, storage, or disposal of any Hazardous Substance, except in compliance with applicable Environmental Laws.  The Company has not received any written or, to the Knowledge of Seller, oral notice or claim indicating that the Company is potentially liable as a result of the spilling, dumping, discharge or release by the Company of any Hazardous Substances at the Leased Real Property.

4.17Brokers.  Except for any fees that will be paid to D.A. Davidson & Co., neither any Transaction Document nor the sale of the Shares or any other transactions contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, Seller or the Company or any of their respective Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity, or has or will give rise to any liability for any brokerage, finder’s or other fee or commission.  All fees and expenses owed to D.A. Davidson & Co. shall be Transaction Expenses.

4.18Insurance.  Section 4.18 of the Disclosure Schedule contains a complete and correct listing of all third-party insurance policies maintained by, or for the benefit of, the Company as of the date hereof, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid.  Each insurance policy required to be disclosed on Section 4.18 of the Disclosure Schedule is in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date, and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past three (3) years.  The Company maintains insurance against all risks and in amounts required to be insured by the terms of the Material Contracts.  All premiums due and payable with respect to the policies maintained by, or for the benefit of, the Company have been paid to date.  To the Knowledge of Seller, there is no threatened termination of any such policies or arrangements.

4.19Intellectual Property.

(a)Section 4.19(a) of the Disclosure Schedule sets forth a true and complete list of all the Company Registered Intellectual Property.  The Company owns and possesses good title to all the Company Intellectual Property, free and clear of Liens.  The Company owns or has the right to use all Intellectual Property Rights that are material to the conduct of the business of the Company in the Ordinary Course.

(b)Section 4.19(b) of the Disclosure Schedule sets forth a true and complete list of all software owned or purported to be owned by the Company (collectively, the “Company Proprietary Software”).

(c)No claims are pending or, to the Knowledge of Seller, threatened against the Company as of the date of this Agreement alleging that any of the Company Intellectual Property or any Intellectual Property Rights that are material to the conduct of the business of the Company in the Ordinary Course as of the date hereof infringes, misappropriates or otherwise violates the Intellectual Property Rights of other Persons.  The conduct of the business of the Company as of the date hereof and for the previous six (6) years, does not, and has not, materially infringed, misappropriated or otherwise violated the Intellectual Property Rights of other Persons.

(d)To the Knowledge of Seller, as of the date hereof, there is currently no material infringement, misappropriation or violation by any Person of any of the Company Intellectual Property.

(e)The Company has taken reasonable steps, consistent with customary practices in the mortgage banking industry, to (i) protect the rights of the Company in the trade secrets and the confidential information of the Company and to preserve the confidentiality thereof, and (ii) protect and preserve the confidentiality of any trade secret or confidential information of third parties used by the Company.

(f)Section 4.19(f) of the Disclosure Schedule sets forth a true, correct and complete list of all software (other than Company Proprietary Software) used or held for use by the Company (collectively, the “Company Licensed Software”), other than standard off-the-shelf commercially available software licensed for an annual cost not greater than $10,000.

(g)The Company Intellectual Property and the Company Licensed Software is all of the Intellectual Property necessary to operate the business of the Company in the Ordinary Course.

(h)Each consultant and independent contractor of the Company has executed and delivered to the applicable Company a valid and enforceable written Contract providing for the present assignment to the Company of all Intellectual Property created by such Person within the scope of such Person’s duties to the Company and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company.  For purposes of this Section 4.19(h), references to “consultant” and “independent contractor” shall mean those consultants and independent contractors of the Company that are or were engaged by the Company and involved in developing or creating Intellectual Property.

(i)All Intellectual Property which the Company purports to own, including the Company Intellectual Property and the Company Proprietary Software, was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons that have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all intellectual property rights in the Company Intellectual Property and the Company Proprietary Software.

(j)No third party possesses any copy of any source code for the Company Proprietary Software.  The Company does not have any contractual obligation to provide any source code for the Company Proprietary Software to any other Person.

(k)All of the Company Proprietary Software: (i) operates substantially in accordance with its specifications and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or negatively alter such software or its processing environment, including other programs, equipment and data.

(l)Except as set forth in Section 4.19(l) of the Disclosure Schedule, none of the Company Proprietary Software is subject to a provision of any open source or other similar type of license agreement that (i) requires the distribution or making available of the source code for Company Proprietary Software to the general public, (ii) prohibits or limits the Company from charging a fee or receiving consideration in connection with sublicensing or distributing the Company Proprietary Software, (iii) except as specifically permitted by Law, grants any right to any third party or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer the Company Proprietary Software, or (iv) requires the licensing of the Company Proprietary Software to the general public for the purpose of permitting others to make derivative works of Company Proprietary Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”).  None of the Company Proprietary Software is distributed with any software that is subject to a Limited License.

(m)The Systems are in commercially reasonable working order.  All software currently installed on the Systems is properly licensed and paid for by the Company in accordance with the terms of the applicable agreement for such software.  All software used in the conduct and operation of the Company’s business operations is in good condition and working order, is free of material programming errors, and is sufficient to pursue the activities of the Company’s business as it is currently conducted.  All software included in the Company Intellectual Property Rights and in the Systems is free of all viruses, worms, Trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that could reasonably be expected to disrupt its operation.  The Company has taken all reasonable steps to safeguard the Systems, including the implementation of procedures to ensure that the Systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date, there have been no successful unauthorized intrusions or breaches of the Systems.  No third-party providing services to the Company with respect to the Systems has failed to meet any material service obligations.  The Company has taken all reasonable measures to ensure the upkeep of the Systems, and there has not been any material malfunction with respect to any aspect of the Systems that have not been remedied in all material respects.  The Company has implemented and maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, consistent with industry practices of companies offering similar services, and acts in compliance therewith.  The Company has tested such plans on a periodic basis, and such plans have proven effective upon testing.

4.20Transactions with Affiliates.  Other than (a) the Organizational Documents, (b) as set forth in Section 4.20 to the Disclosure Schedule, and (c) employment or board service agreements, noncompetition and confidentiality agreements, equity compensation related documents and the payment of compensation and benefits and advancement of business expenses in the Ordinary Course, there are no loans, leases or other Contracts between the Company, on the one hand, and any Affiliate of the Company, on the other hand.  To the Knowledge of Seller, neither Seller nor any officer or director of Seller or the Company or any of their respective spouses or immediate family members, owns directly, on an individual or joint basis, or has any material interest in any tangible or intangible property that the Company uses in the conduct of its business, other than any ownership interest in the Company.

4.21Unlawful Payments.  Since July 1, 2019, neither the Company nor, to the Knowledge of Seller, any representative of the Company in the context of operating the Company’s businesses or acting on behalf of the Company, has corruptly offered or given anything of material value to:  (a) any official of a Governmental Authority or political party, or any candidate for political office or (b) any other Person while knowing that all or a portion of such money or thing of value would be used unlawfully or offered, given or promised, directly or indirectly, to any member of a Governmental Authority or candidate for political office, in any of the foregoing cases in (a) and (b), for the purpose of the following: (i) influencing in any material respect any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.22Data Protection; Sensitive Data.

(a)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation or breach of any applicable Privacy Laws.

(b)In the past 3 years, there has been no Data Compromise Event that would require the Company to notify any Government Authority or other Person of any Data Compromise Event.

(c)Except as disclosed on Section 4.22(c) of the Disclosure Schedule, Sensitive Data collected or received by the Company in connection with providing services or products (i) was collected, used, disclosed and safeguarded in accordance with all applicable Laws or agreements, or both, and (ii) when collected, used, disclosed or safeguarded by the Company, in any manner in which the Sensitive Data was collected, used, disclosed or safeguarded prior to the date hereof, (A) does not infringe Intellectual Property rights of any Person, (B) does not violate the privacy rights of any Person, and (C) does not violate any Applicable Law or Contract.  The Company have taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Sensitive Data, including, without limitation, implementing and maintaining an information security program that includes reasonable administrative, technical and physical safeguards designed to: (i) insure the security and confidentiality of such Sensitive Data, (ii) protect against any anticipated threats or hazards to the security or integrity of such Sensitive Data; and (iii) protect against unauthorized access to or use of such Sensitive Data that could reasonably be expected to result in a substantial harm or inconvenience to any merchant or other customer of the Company.  To the extent the Company has entered into written Contracts with any vendors, service providers or other entities under which such Company provides Sensitive Data, those Contracts require that such vendors, service providers and other entities protect such Sensitive Data in a manner equivalent to the protections that the Company is required by Applicable Law, or pursuant to published privacy notices, to provide to the Sensitive Data involved.

4.23Maryland Licensing. Any and all fines, fees, and related expenses associated with the Company’s application for a lending license in the State of Maryland (including, for the avoidance of doubt, any and all fines, fees, and expenses related to the Company’s noncompliance with Maryland Applicable Law as disclosed on Section 4.10(a) of the Disclosure Schedule) have been paid directly by Seller and satisfied in full, and, for the avoidance of doubt, no such fines, fees, or related expenses have been paid by the Company.

ARTICLE V
Representations and Warranties of Buyer

Buyer warrants and represents to Seller as follows:

5.01Due Formation.  Buyer is a commercial bank duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.

5.02Authority.  Buyer has the full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer.  This Agreement has been, and at Closing each other Transaction Document will be, duly executed and delivered by Buyer and do or will, as the case may be (in each case assuming due authorization, execution, and delivery by Seller or the Company), valid and binding upon, and enforceable against, Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.03No Violations.

(a)The execution, delivery and performance of this Agreement and each other Transaction Document by Buyer do not and will not, after the giving of notice, or the lapse of time, or otherwise: violate, conflict with, result in a breach of, or constitute a default under, the organizational documents of Buyer, or any Applicable Law or any material contract, agreement, commitment or plan to which Buyer is a party, except for those that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)The execution and delivery by Buyer of this Agreement and each other Transaction Document do not, and the performance by Buyer of its obligations hereunder and thereunder will not, require Buyer to obtain any consent, order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except where failure to obtain such consents, orders, approvals, authorizations or actions, make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.04Brokers.  There is no Person acting on behalf of, or representing, Buyer or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity who will be entitled to any fee in connection with the transactions contemplated hereby.

5.05Litigation.  There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates, assets or properties at law or in equity, before or by any Governmental Authority, or by any other Person, that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

5.06Financial Ability.  Buyer has on the date of this Agreement, and on the Closing Date Buyer shall have, all funds necessary to purchase the Shares and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  There is no financing contingency or condition applicable to the transactions contemplated by this Agreement.

5.07Acquisition of Shares for Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement.  Buyer confirms that Seller has made available to Buyer and Buyer’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company as well as access to the documents, information and records of the Company and to acquire additional information about the business and financial condition of the Company, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Company and its properties, assets, business, financial condition, documents, information and records.  Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such equity interests.  Buyer understands and agrees that such equity interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

ARTICLE VI
Pre-Closing Covenants

6.01Consents; Government Filings.

(a)Each of the parties to this Agreement shall use its commercially reasonable efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b)Each of the parties to this Agreement shall (i) as soon as reasonably practicable after the date hereof, (A) prepare and file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority or Agency in order to consummate the transactions contemplated hereby, (B) use its commercially reasonable efforts to obtain all consents, authorizations, orders and approvals of all such Governmental Authorities and Agencies referred to in the preceding clause (A), and (C) use its commercially reasonable efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such consents, authorizations, orders and approvals or as may be set forth therein, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority or Agency and (B) received by or on behalf of such party from any Governmental Authority or Agency, in each case in connection with the transactions contemplated hereby, and (iii) use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters.  To the extent that any application, notice, registration or request so filed by Seller, Buyer or the Company contains any significant information relating to another party to this Agreement, or any of its Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority or Agency, the filing party will permit such other party to review such information and such application, notice, registration or request shall not be submitted to any Governmental Authority or Agency without the prior written consent of such other party.

(c)Each of the parties to this Agreement shall (i) use its commercially reasonable efforts to cooperate with the other parties hereto in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities and Agencies in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.  Buyer shall pay or cause to be paid all fees or make other payments required by Applicable Law to any Governmental Authority or Agency in order to make such filings or to obtain any such consents, authorizations, order or approvals, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority or Agency and (B) received by or on behalf of such party from any Governmental Authority or Agency, in each case in connection with clause (i) of this Section 6.01(c), and (iii) use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters.  Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, use all commercially reasonable efforts to obtain the consents of the Agencies to the transaction contemplated hereby, including providing all such information and entering into such commitments and undertakings as such Agencies may request as a condition to such approvals; provided that Buyer and its Affiliates shall not be obligated to enter into any commitments or undertakings that would reasonably be expected to have a Buyer Material Adverse Effect.

(d)The Company and Buyer will cooperate and use their respective commercially reasonable efforts to obtain all other consents and approvals that may be required in connection with the transactions contemplated hereby on or prior to the Closing Date.  Upon the request of the Company or Buyer, Buyer or the Company will provide reasonable assistance to the other in obtaining such consents and approvals, including providing such financial and other information as shall be reasonably requested by the other parties to such Contracts.

6.02Access to Records.  Pending Closing, the Company shall, and Seller shall cause the Company to, at all reasonable times, and upon reasonable prior notice, make the assets and properties and financial, operational and other books and records of the Company available for examination, inspection and review by Buyer and its representatives who are bound by the terms of the Confidentiality Agreement; provided, however, that (a) Buyer shall not contact any customer of the Company without Seller’s prior written consent, (b) Buyer’s inspections and examinations shall be conducted during normal business hours, (c) Buyer shall not unreasonably disrupt the normal operations of the Company, and (d) in no event shall Buyer be permitted to perform any invasive or intrusive environmental testing and/or sampling without Seller’s prior written consent to such testing and the proposed scope of same.  Buyer hereby acknowledges and agrees that neither the review by Buyer or its agents or representatives pursuant to this Section 6.02, nor the existence of this Section 6.02, shall be interpreted as any manner of “due diligence” condition precedent to the consummation of any of the transactions contemplated hereby.

6.03Conduct Pending Closing.  From the date hereof until the Closing, the Company shall, and Seller shall cause the Company to, conduct and carry on its businesses in the Ordinary Course, and use commercially reasonable efforts to preserve intact the assets and properties of the Company, reasonable wear and tear excepted, as well as the Company Employees, and maintain and preserve their relationships with customers, suppliers and others having business relationships with the Company.  Except as contemplated by this Agreement, as set forth in Section 6.03 of the Disclosure Schedule or as otherwise consented to in writing by Buyer, the Company shall, and Seller shall cause the Company to:

(a)not split, combine or reclassify any Shares or other equity interests;

(b)not declare, set aside, make or pay any dividend or other distribution in respect of the Shares or any other equity interests of the Company;

(c)not authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or other equity interests, or grant any stock appreciation, phantom stock, profit participation, profits interests or similar rights or obligations with respect to any capital stock or other equity interests;

(d)not redeem or repurchase any Shares or other equity interests, except repurchases of any equity interests issued to employees or directors of, or consultants or advisors to, the Company in connection with the termination of such employee, director, consultant or advisor;

(e)not make any change to the Organizational Documents;

(f)not purchase, sell, lease, license, mortgage, pledge or otherwise acquire or dispose of any properties, rights or assets with a value in excess of $50,000;

(g)other than in the Ordinary Course, except as set forth in Section 4.10(a) of the Disclosure Schedule, not enter into, or become obligated under, any Contract that would be a Material Contract if existing on the date hereof except for any lease, contract, agreement or commitment with respect to capital expenditures in accordance with Section 6.03 or not prohibited by Section 6.03(p);

(h)except as specifically provided in this Agreement, materially amend, waive or terminate (except in the event the term thereof ends) any Material Contract; provided, however, that the foregoing shall in no event prohibit the Company from amending, renewing or extending Material Contracts in the Ordinary Course;

(i)not enter into any agreement or commitment with any Affiliate of Seller or the Company other than in the Ordinary Course and terminable without payment or penalty by the applicable Company on or before Closing;

(j)not grant any Lien, or permit or suffer to exist any Lien, other than a Permitted Exception, on any of the properties or assets of the Company, except, in each case, in the Ordinary Course or pursuant to credit facilities in existence on the date hereof (or any extensions, renewals or refinancings thereof) or cancel any material debts or waive any material claims or rights of the Company other than in the Ordinary Course;

(k)not change, amend or otherwise modify any accounting practice or policy, except as required by Applicable Law or changes in GAAP;

(l)not, to the extent it may affect or relate to the Company, make, change or revoke any election relating to Taxes, change any accounting methods, principles, or practice for Tax purposes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle or compromise any claim, assessment, or proceeding in respect of Taxes , consent to any extension or waiver of any statute of limitations with respect to any assessment or determination of any Taxes, surrender any right to claim a Tax refund, enter into any sharing, indemnity or allocation agreement related to Taxes, make any Tax amnesty filing or other voluntary Tax disclosure, prepare any Tax Return in a manner that is inconsistent with past practice, fail to pay any estimated or other Taxes when due, or take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the liability for Taxes or materially reducing any tax asset of the Company in respect of any taxable period beginning after the Closing Date (and with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date);

(m)increase in any respect the compensation, salary, wages, bonus or fringe benefits of any current or former director, officer, manager, employee, consultant or other service provider of the Company (including any current or former leased employees), or any spouse, dependent or beneficiary thereof, other than as required by any Employee Plan existing on the date hereof or Applicable Law or as expressly contemplated under this Agreement;

(n)make any increase in, or accelerate the vesting of, the compensation or benefits payable or to become payable, or grant any retention, severance or termination pay (or rights thereto) to any current or former director, officer, manager, employee, consultant or other service provider of the Company (including any current or former leased employees), or any spouse, dependent or beneficiary thereof, or enter into, amend or terminate any Employee Plan (or enter into any new plan or arrangement that would be an Employee Plan if in effect on the date hereof), other than as required by any Employee Plan existing on the date hereof or Applicable Law or as expressly contemplated under this Agreement;

(o)maintain in full force and effect, policies of insurance of substantially the same type, character and coverage as the policies carried and maintained by the Company as of the date of this Agreement;

(p)not authorize or commit to make any capital expenditures following the Closing except aggregate capital expenditures of less than $50,000;

(q)not purchase or sell any mortgage servicing rights;

(r)not originate or service any loans in the states listed on Section 4.15(w) of the Disclosure Schedule;

(s)continue hedging practices in accordance with historic practice;

(t)not enter into any settlement with respect to any repurchase claims or demands from Investors which settlement is outside of the Ordinary Course;

(u)not adopt a plan of merger, consolidation, liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(v)not make any increases or decreases in the Repurchase Reserve except in the Ordinary Course; and

(w)not agree or commit to do or otherwise take any action inconsistent with any of the foregoing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

6.04Commercially Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate, to satisfy such party’s closing conditions and make effective the transactions contemplated hereby, to obtain all of such party’s necessary waivers, consents and approvals under Applicable Laws and to effect all of such party’s necessary registrations and filings under Applicable Laws, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the other party hereto the benefits contemplated by this Agreement.

6.05Exclusive Dealing.  Seller shall not, and Seller shall cause the Company and its Affiliates not to, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to an acquisition or purchase of all or a material portion of the assets of, or an equity interest in, the Company or any merger, consolidation or business combination with the Company or other similar transaction (each a “Potential Transaction”), (b) enter into any Contract with respect to a Potential Transaction or enter into any Contract requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, or (c) participate in any discussions or negotiations regarding or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Seller shall, and Seller shall cause the Company and its representatives and Affiliates to, (i) immediately cease any discussions or negotiations of the nature described in this Section 6.05 that were conducted prior to the date hereof; (ii) promptly notify any party with which such discussions or negotiations were being held of such termination; and (iii) promptly request in writing that all Persons to whom nonpublic information concerning the Company has been distributed on or prior to the date of this Agreement return or destroy such information to such Company as soon as possible.

6.06Notice of Certain Events.  Each party will give prompt notice to the other parties of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company, Seller or Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article VII or Article VIII hereof and (b) any failure of the Company, Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.  Seller and the Company acknowledge that Buyer does not and will not waive any rights it may have under this Agreement as a result of any such notifications.

6.07Protective Covenant Agreement.  Contemporaneously herewith, Buyer, the Company and Seller have entered into a Protective Covenant Agreement in the form set forth in Exhibit B effective as of the effectiveness of the Closing.

6.08Employment Agreements.  Contemporaneously herewith and effective as of the effectiveness of the Closing, the Company and each of the Key Employees have entered into employment agreements in the forms set forth in Exhibit C-1 and Exhibit C-2 (the “Employment Agreements”).  Seller shall not, and shall cause the Company not to, amend, terminate, rescind, or modify in any manner the Employment Agreements prior to the Closing.

ARTICLE VII
Conditions to Closing Applicable to Buyer

The obligations of Buyer hereunder are subject to the following conditions precedent:

7.01Bring-Down of Seller Warranties and Covenants.  (a) The warranties and representations made by Seller in Article IV (i) that are qualified by Material Adverse Effect or materiality must be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, and (ii) that are not qualified by Material Adverse Effect or materiality must be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date; (b) Seller shall have performed and complied with, in all material respects, all agreements, covenants and conditions required to be performed or complied with by it pursuant to this Agreement on or prior to the Closing Date; (c) no Material Adverse Effect must have occurred; and (d) at the Closing, Buyer shall have received a certificate executed by an authorized officer of Seller evidencing satisfaction of the conditions set forth in clauses (a), (b) and (c).

7.02No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

7.03Employment Agreements.  The Employment Agreements shall be in full force and effect in accordance with their terms as of the effectiveness of the Closing.

7.04Closing Deliverables.  Buyer must have received all of the documents, instruments, and certificates required to be delivered by or on behalf of Seller at or prior to the Closing pursuant to Section 3.02.

7.05Third Person Consents.  The Company and Seller must have obtained the written consents of the third Persons set forth on Section 3.02(e) of the Disclosure Schedules.

7.06Change in Ownership Approval.  Prior to Closing, the Company must have obtained the prior written approval or notice of non-objection, as applicable, of Fannie Mae for the change in ownership that will result from the transaction contemplated by this Agreement.

ARTICLE VIII
Conditions to Closing Applicable to Seller

The obligations of the Company and Seller hereunder are subject to the following conditions precedent:

8.01Bring-Down of Buyer Warranties and Covenants.  (a) The warranties and representations made by Buyer herein to Seller in Article V (i) that are qualified by Buyer Material

Adverse Effect or materiality must be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, and (ii) that are not qualified by Buyer Material Adverse Effect or materiality must be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date; (b) Buyer shall have performed and complied with, in all material respects, all agreements, covenants and conditions on its part required to be performed or complied with by this Agreement on or prior to the Closing Date; and (c) at the Closing, Seller shall have received a certificate executed by an authorized officer of Buyer evidencing satisfaction of the conditions set forth in clauses (a) and (b).

8.02No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

8.03Closing Deliverables.  The Company and Seller must have received all of the documents, instruments, and certificates required to be delivered by or on behalf of Buyer at or prior to the Closing pursuant to Section 3.03.

8.04Termination of Seller Obligations.  As of, and effective upon, the Closing, Buyer shall have entered into amendments to, or caused the termination of, all Contracts set forth in Section 8.04 of the Disclosure Schedule, with the result that Seller’s obligations under such Contracts as a joint obligor with the Company or as a guarantor of the Company’s obligations are terminated as of the Closing.

ARTICLE IX
Termination

9.01Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)by mutual consent of Buyer and Seller;

(b)by Buyer or Seller, if the Closing shall not have occurred on or before 5:00 p.m. ET on July 31, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party that has breached or failed to perform of any of the covenants and agreements of such party set forth in this Agreement and such breach shall have been the cause of, or resulted in, the failure of the Closing to have occurred by the End Date;

(c)by Buyer, if Seller shall have breached or failed to perform of any of the covenants and agreements of Seller set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Article VII and (ii) is not cured prior to the earlier of (A) 30 days following receipt by Seller of written notice of such breach or failure and (B) the End Date; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d)by Seller, if Buyer shall have breached or failed to perform of any of the covenants and agreements of Buyer set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Article VIII and (ii) is not cured prior to the earlier of (A) 30 days following receipt by Buyer of written notice of such breach or failure and (B) the End Date; provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Seller is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e)by Buyer or Seller, if a court of competent jurisdiction or other Governmental Authority issues a final, non-appealable Order, or takes any other action, or any Applicable Law exists, in each case, that prevents or otherwise prohibits the Closing or that otherwise has the effect of making the Closing or the transactions contemplated by this Agreement illegal.

9.02Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 9.01, written notice thereof shall be given to the other party, specifying the provision(s) pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except (a) for the provisions of Article I, Article XII and this Section 9.02, all of which shall survive termination of this Agreement and (b) that no termination shall relieve any party from liability for any material breach of this Agreement.

ARTICLE X
Certain Other Understandings

10.01Employee Matters.

(a)Subject to any limitations or requirements imposed by Applicable Law, for the 12 months immediately following the Closing Date, or, if earlier, until the termination of their employment or service, Buyer shall cause the Company to provide to those individuals who were actively employed by the Company immediately prior to the Closing Date and who remain actively employed after the Closing Date on a continuous basis (the “Company Employees”), (i) base salary or hourly wage rates that, on an individual basis, are no less favorable than those provided to Buyer’s or its Affiliates’ similarly situated employees, (ii) annual target cash bonus opportunities (other than equity-based compensation) that, on an individual basis, are no less favorable than the annual target cash bonus opportunities (other than equity-based compensation) available to Buyer’s or its Affiliates’ similarly situated employees, and (iii) employee benefits (other than equity-based compensation) that are substantially comparable in the aggregate to the employee benefits provided to Buyer’s or its Affiliates’ similarly situated employees.  Notwithstanding the foregoing, this Section 10.01(a) shall not prohibit the Buyer or the Company from reducing the salary, wages or other compensation of any Company Employee if such reduction is contemporaneous with and proportionate to any salary, wage or compensation reduction programs affecting Buyer’s or its Affiliates other similarly-situated employees.

(b)Following the Closing, Buyer shall, or shall cause its Affiliates and the Company to, cause any employee benefit plans covering any of the Company Employees following the Closing Date (collectively, the “Post-Closing Plans”) to, except to the extent such service credit would result in a duplication of benefits for the same period of service, such past service is not recognized for similarly-situated employees of Buyer or with respect to any plan or benefit that is grandfathered or frozen as to participation or accruals,  (i) recognize the service of each Company Employee with the Company prior to the Closing Date for purposes of eligibility to participate, vesting and, solely with respect to severance levels and paid time-off, benefit accruals, to the extent set forth in Section 4.11(a) of the Disclosure Schedule,  (ii) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Company Employees and their dependents to the same extent such preexisting conditions, exclusions and service conditions were waived under any similar Employee Plan prior to the Closing Date, to the extent Buyer can reasonably determine that such preexisting conditions, exclusions and service conditions were waived under any similar Employee Plan prior to the Closing Date, and (iii) with respect to any medical plan, use commercially reasonable efforts to waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to Company Employees or their dependents following the Closing to the same extent such waiting period limitation was waived under any similar Employee Plan prior to the Closing Date, to the extent Buyer can reasonably determine that such waiting period limitation or evidence of insurability requirement was waived under any similar Employee Plan prior to the Closing Date.  Following the Closing, Buyer shall, or shall cause the Company to, cause each Company Employee to be eligible to receive under the Post-Closing Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued on the Company’s payroll records as of the Closing Date and available to the Company Employee from the Company immediately prior to the Closing, subject to the terms of the applicable Employee Plan under which such benefits are provided with respect to the mechanics of taking such periods of leave and not as to the amount of leave itself.

(c)Prior to the Closing Date, the Company shall, if specifically requested in writing by Buyer no later than 5 Business Days prior to the Closing Date, adopt resolutions, conditioned on the occurrence of the Closing, to cause one or more Employee Plans to terminate as of a date on, immediately before, or after the Closing Date (as determined by Buyer) All resolutions adopted or executed in connection with the implementation of this Section 10.01(c) shall be subject to Buyer’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)Nothing contained in this Section 10.01 shall be construed as requiring the continued employment or engagement of any employee or other service provider of the Company after the Closing Date.  Nothing in this Section 10.01 shall (i) create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under this Section 10.01 or (ii) be deemed an amendment or modification of, or waiver under, any Employee Plan or any employee benefit plan of Buyer or any of its Affiliates.  Nothing in this Agreement shall be deemed to require duplicate benefits to be paid or provided to or with respect to any employee under any Employee Plan or any employee benefit plan of Buyer or any of its Affiliates for the same period of service.

10.02Tax Matters.

(a)Tax Treatment. Buyer and Seller acknowledge and agree that for U.S. federal income tax purposes, (i) the taxable year of the Company will end at the end of the day on the Closing Date (applying the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)) and (ii) the Company will become a member of the consolidated group for U.S. federal income tax purposes of which Buyer is included beginning on the day after the Closing Date. The parties agree (i) to not elect to ratably allocate income and loss items pursuant to Treasury Regulations Section 1.1502-76(b)(2) and (ii) that the end of the day rule in Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) shall apply.

(b)Tax Returns.

(i)Seller shall prepare and timely file, or cause to be prepared and timely filed, all Seller Consolidated Returns that include the Company and shall pay all Taxes due in respect of such Seller Consolidated Returns. All such Seller Consolidated Returns, to the extent they relate to the Company, shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and, in the event a Section 338(h)(10) Election is made, in accordance with the Allocation Schedule. From and after the Closing, Buyer shall cause the Company to provide Seller in a timely fashion all filing information relating to the Company necessary for the preparation and filing of the Seller Consolidated Returns.

(ii)Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods that end on or before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 10.02(b)(i). All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). No later than thirty (30) Business Days prior to the due date (including extensions) for filing such Tax Returns, Seller shall deliver the Tax Returns to Buyer for its review, comment and approval. Seller shall make all such changes as are reasonably requested by Buyer, and shall deliver the Tax Returns, completed as approved by Buyer and duly executed by an authorized person, to the Buyer no later than ten (10) Business Days prior to the due date (including extensions) for filing such Tax Returns.

(iii)Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods that end on or before the Closing Date that are not described Section 10.02(b)(i) or Section 10.02(b)(ii) and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law). Any such Tax Return shall be submitted by Buyer to Seller at least thirty (30) Business Days prior to the due date (including extensions) of such Tax Return, and Buyer shall consider in good faith any comments of the Seller to such Tax Return. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(c)Cooperation. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, with each other in preparing and filing all Tax Returns, conducting all Proceedings related to Taxes and in all other matters relating to Taxes, in each case with respect to the Company. Such cooperation shall include the provision of records and information reasonably requested by the other party that are relevant to any such Tax Return or Proceeding; provided that, with respect to any Seller Consolidated Return, Seller shall only be required to provide such records and information to the extent they relate solely to the Company. Seller and Buyer shall not destroy or dispose of any work papers, schedules, or other materials and documents related to Taxes that may be relevant for the filing of any Tax Return of the Company for a Pre-Closing Tax Period or a Straddle Period or for any Proceeding related to Taxes of the Company for a Pre-Closing Tax Period or a Straddle Period until the expiration of the statute of limitations for the relevant taxable periods.

(d)Straddle Period. All Taxes and Tax liabilities that relate to a Straddle Period shall be allocated to the Pre-Closing Tax Period as follows: (i) in the case of any Taxes based upon or measured by reference to income, sales, payroll, or receipt, the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date will be determined based on an interim closing of the books as of the end of the Closing Date as if such taxable period ended as of the end of the Closing Date and (ii) in the case of Taxes other than Taxes described in clause (i) (including those imposed on a periodic basis), the amount of such Taxes allocable to the portion of the taxable period ending on and including the Closing Date shall be the product of (A) the amount of such Taxes for the entire period and (B) a fraction the numerator of which is the number of calendar days in the period ending with and including the Closing Date and the denominator of which is the number of calendar days in the entire period. The parties agree that all Transaction Tax Deductions paid or accrued on or before the Closing Date shall be allocated to the Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(e)Tax Proceeding.  Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by Buyer pursuant to Article XI (a “Tax Proceeding”); provided, that, failure to comply with this provision shall not affect Buyer's right to indemnification hereunder unless the failure to provide notice of such Tax Proceeding materially adversely impacts Seller.  Buyer shall control the contest or resolution of any Tax Proceeding; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

(f)Amended Tax Returns.  Except as required by Applicable Law or as such action shall not cause Seller to have an indemnification obligation to Buyer pursuant to Section 11.01(e) or to incur an obligation to pay additional Taxes with respect to the Company for any Pre-Closing Tax Period, neither Buyer nor Buyer’s Affiliates (including the Company after the Closing) will amend any Company Tax Return that relates in whole or in part to any Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.  Buyer will not cause the Company to file or participate in any voluntary disclosure agreement or arrangement with any Taxing Authority with respect Taxes or

Tax Returns of the Company for any Pre-Closing Tax Period that were first due (taking into account any applicable extensions) to be paid or filed on or before the Closing Date, to the extent such action would result in an increase in the Tax liability of Seller (or any of its direct or indirect beneficial owners) at Law or under this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably conditioned, delayed, or withheld.

(g)Tax Sharing Agreements.  Any Tax sharing, allocation, or indemnification agreement to which the Company is a party is hereby terminated as of the Closing Date and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year).

(h)Overlap.  In the event of any conflict of any provision of this Section 10.02 and any other provision of this Agreement, as it relates to Taxes, the provisions of this Section 10.02 shall govern.

(i)Tax Refund.  Any Tax refund or credit in lieu of such refund received or utilized in the two (2) calendar years following the Closing (including any interest paid or credited with respect thereto but net of any costs and Taxes incurred by Buyer or any of its Affiliates (including the Company)) (a “Tax Refund”) which are attributable to any Pre-Closing Tax Period shall be the property of Seller.  Buyer shall pay any such Tax Refunds to Seller within ten (10) days after such Tax Refund is received by Buyer or its Affiliates (including the Company) in either cash or the application of a credit against Taxes otherwise due.  At the Seller's written reasonable request and expense, Buyer shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available material Tax Refunds from any Pre-Closing Tax Period payable to Seller pursuant to this Section 10.02(i).  Notwithstanding the foregoing, in the event it is subsequently determined that any Tax Refund described in this Section 10.02(i) for which Buyer made a payment pursuant to this Section 10.02(i) was improperly obtained (each, a “Disallowed Tax Benefit”), Seller shall pay an amount equal to such Disallowed Tax Benefit to Buyer within five (5) Business Days of such disallowance.

(j)Tax Elections.  Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, county, local, foreign or other Applicable Laws) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares pursuant to this Agreement. Seller and Buyer shall cooperate in the preparation and execution of all the Tax Returns (including IRS Form 8023) required to make the Section 338(h)(10) Election and shall take such other steps that are necessary to effectuate the Section 338(h)(10) Election. Seller shall include any income, gain, loss or deduction of the Tax item resulting from the Section 338(h)(10) Election on its Tax Return to the extent required by Applicable Law. Neither Seller nor Buyer shall take any position contrary to the Section 338(h)(10) Election on any Tax Return or in connection with any audit, assessment, claim, action or other Tax Proceeding with any Taxing Authority.

(k)Purchase Price Allocation.  For purposes of the Section 338(h)(10) Election, within sixty (60) days following the Closing Date, Buyer shall provide Seller with a proposed allocation of the “adjusted grossed-up basis” as defined in Treasury Regulations Section 1.338-5(a) among the assets of the Company in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7 (the “Allocation Schedule”). Seller shall have thirty (30) days following receipt of the

Allocation Schedule to review the allocations set forth on the Allocation Schedule (the “Allocation Review Period”). Buyer shall consider in good faith any reasonable comments provided by Seller in writing on or prior to the last day of the Allocation Review Period. Buyer and Seller shall, to the extent necessary, work together in good faith to revise the Allocation Schedule to reflect any post-Closing payment made pursuant to or in connection with this Agreement.  Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise, and, in the case of Seller, in determining the “aggregate deemed sales price” within the meaning of Treasury Regulations Section 1.338-4) that is inconsistent with the Allocation Schedule, except as required by a final determination within the meaning of Section 1313(a) of the Code (or similar provision of state or local Applicable Law).

(l)Tax Reimbursement Payment. Immediately prior to the Closing, the Company shall pay to Seller an amount equal to the estimated aggregate Pre-Closing Taxes obligation to be payable pursuant to the Seller Tax Returns, as calculated pursuant to the methodology set forth in Exhibit D (the “Estimated Pre-Closing Tax Obligation”). To the extent that the aggregate Pre-Closing Taxes actually payable pursuant to the Seller Tax Returns with respect to the taxable income of the Company for Pre-Closing Tax Periods covered by such Seller Tax Returns (“Aggregate Taxes”) are less than the Estimated Pre-Closing Tax Obligation, Seller shall promptly pay to the Company an amount equal to the Estimated Pre-Closing Tax Obligation minus the Aggregate Taxes.  If the Aggregate Taxes are more than the Estimated Pre-Closing Tax Obligation, Buyer shall promptly pay to Seller an amount equal to the Aggregate Taxes minus the Estimated Pre-Closing Tax Obligation, provided that in no event shall Buyer be obligated to pay to Seller pursuant to this Section 10.02(l) an amount greater than the Retained Cash.

10.03Post-Closing Access to Records and Records Retention.

(a)Buyer and Seller shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation and filing of any return or report of Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liabilities for Taxes of the Company.  Such assistance shall include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material, provided that Buyer shall not be required to provide any Tax Return (or portion thereof) of an affiliated group which includes Buyer or its Affiliates that files a consolidated return for U.S. federal income Tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law) (including any work papers or related documentation) or any entity or Person other than the Company.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Buyer and Seller will retain for the full period of any statute of limitations and provide the other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

(b)Without limiting Section 10.03(a) above, in order to facilitate the resolution of any claims made by or against any third Person (other than any such claims made by or against the other party) after the Closing, upon reasonable notice, each party hereto shall, after the Closing but subject to any confidentiality obligation to a third Person, maintenance of attorney-client privilege and any other bona fide and good faith restriction on its ability to provide information or access: (i) afford the officers, employees and authorized agents and representatives of the other party reasonable access, during normal business hours, to the offices, properties, books and records of such party with respect to the operation of the Company that are in the possession of such party, (ii) furnish to the officers, employees and authorized agents and representatives of the other party such additional financial and other information regarding the Company as the other party may from time to time reasonably request and (iii) make available to the other party the employees of such party whose assistance, testimony or presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of such party.

(c)Seller agrees for a period extending 5 years after the Closing Date not to destroy or otherwise dispose of any records relating to the Company and to the period prior to Buyer’s acquisition of the Shares.  After such period, Seller may destroy or otherwise dispose of such records if Seller shall offer in writing to surrender such records to Buyer and Buyer shall fail to agree in writing to take possession thereof during the 30 day period after such offer is made.

10.04Contact with Customers, Suppliers, and Other Business Relations.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to), contact any employee, customer, supplier, distributor or other material business relation of the Company regarding the Company, its business or the transactions contemplated by this Agreement unless approved in writing in advance by Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

10.05D&O Indemnification.

(a)For a period of 6 years after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the 6 year anniversary of the Closing Date), unless otherwise required by Applicable Law, Buyer shall not, and shall cause the Company not to, amend, repeal or modify any provision in the Organizational Documents or any resolution of the Board of Directors of the Company relating to the limitation, waiver or disclaimer of fiduciary duty or indemnification, exculpation or advancement of expenses of present and former directors, managers, officers or employees of the Company or Seller or any of their respective predecessors (collectively, the “D&O Indemnified Parties”), in their capacities as such, in any manner that would result in such provisions being less favorable to the D&O Indemnified Parties as in effect on the date hereof.

(b)The obligations under this Section 10.05 are intended to be for the benefit of each D&O Indemnified Party and such D&O Indemnified Party’s respective estate, heirs and representatives and this Section 10.05 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party or such D&O Indemnified Party’s respective estate, heirs and representatives without the consent of such D&O Indemnified Party.  It is expressly agreed that the D&O Indemnified Parties and such D&O Indemnified Party’s respective estate, heirs and representatives are third party beneficiaries of this Section 10.05 and entitled to enforce the covenants contained herein.  Nothing herein shall affect any indemnification rights that any D&O Indemnified Party or such D&O Indemnified Party’s respective estate, heirs and Representatives may have under the organizational documents of the Company or any Law.

(c)In the event that, following the Closing, the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 10.05.

ARTICLE XI
Indemnification

11.01Indemnification Obligations of Seller.  Subject to the provisions of this Article XI, Seller will indemnify, defend and hold harmless Buyer and each of its officers, managers, employees, agents and representatives and each of the Affiliates, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages actually incurred by a Buyer Indemnified Party following the Closing Date (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (the “Buyer Losses”) arising out of or relating to:

(a)any breach of any representations or warranties made by Seller in Article IV of this Agreement;

(b)any breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(c)any claim made by any former or current holder of any shares of capital stock or other ownership interest in the Company, or any securities convertible into, exchangeable for or entitling the holder to receive any capital stock or ownership interest in the Company, in connection with (i) the transactions contemplated by this Agreement or (ii) any rights relating to any shares of capital stock or other ownership interest in the Company, any securities convertible into, exchangeable for or entitling the holder to receive any capital stock or other ownership interest in the Company;

(d)any Pre-Closing Taxes;

(e)any Transaction Expenses not paid by Seller at or prior to Closing; or

(f)the origination or servicing of loans by the Company prior to Closing in states where the Company was not properly licensed or exempt from licensing, in each case in accordance with Applicable Laws, including, but not limited to, those matters disclosed on Sections 4.10(a) and 4.10(b) of the Disclosure Schedule.

11.02Indemnification Obligations of Buyer.  Buyer will indemnify and hold harmless Seller, its Affiliates and the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages actually incurred by a Seller Indemnified Party following the Closing Date (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (the “Seller Losses”) arising out of or relating to:

(a)any breach or inaccuracy of any representations or warranties in Article V of this Agreement; or

(b)any breach of any covenant, agreement or undertaking made by Buyer in this Agreement.

11.03Indemnification Procedure.

(a)Except with respect to Tax audits, claims or other proceedings, which for the avoidance of doubt shall be governed by the provisions of Section 10.02(c), promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other party for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within 10 days thereafter assuming full responsibility for any Buyer Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that, the Indemnifying Party will not have the right to assume such defense if (i) in the reasonable opinion of counsel for the Indemnified Party, there is a reasonable likelihood of a material conflict of interest between the Indemnifying Party and the Indemnified Party, (ii) the claim for indemnification relates to or arises in connection with a criminal proceeding, (iii) the principal relief sought by such action is an injunction or equitable relief against the Indemnified Party, (iv) Buyer reasonably believes that Buyer Losses relating to such claim could exceed the maximum amount that the Buyer Indemnified Parties could then be entitled to receive under this Article XI or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such audit, investigation, action or proceeding.  Should an Indemnifying Party assume the defense of a third-party claim in accordance with this Section 11.03, the Indemnifying Party shall not be liable to the Indemnified Party for any of the Indemnified Party’s legal expenses incurred by the Indemnified Party in connection with the investigation or defense thereof.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10 day period, or if the

Indemnifying Party is otherwise not entitled to assume such defense, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and disbursements of such counsel upon the final, non-appealable resolution of such audit, investigation, action, or proceeding; provided, however, that the Indemnifying Party will not be required to reimburse the Indemnified Party for the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)In the event an Indemnified Party claims a right to indemnification pursuant to this Article XI, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice will specify the basis for such claim and the facts and circumstances concerning such claim, describe the amount thereof, if known, or a good faith estimate of such amount, and the method of computation of such amount, all with reasonable particularity.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

11.04Survival.  The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties of Buyer and Seller shall survive the Closing hereunder for a period of 15 months from the Closing Date; provided, that (i) the Seller Fundamental Representations and Buyer Fundamental Representations shall survive indefinitely, (ii) the representations and warranties of Seller in Section 4.12 (Employee Benefit Matters) and

Seller’s indemnification obligations under Section 11.01(d) shall survive the Closing until the date that is 60 days following the applicable statute of limitations related thereto, and (iii) the representations and warranties of the Company in Section 4.15 (Mortgage Business Compliance) shall survive the Closing hereunder for a period of 21 months following the Closing Date; (b) the covenants in this Agreement only requiring performance prior to Closing shall, in each case, terminate effective as of Closing and shall not survive Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any party’s Affiliates or any other Person in respect thereof (including with respect to any actual or alleged breach in respect thereof), regardless of whether such liability or claim arose or accrued before, at or after the Closing; and (c) the covenants in this Agreement requiring performance after Closing will survive Closing in accordance with their respective terms only for such period as will be required for the party required to perform such covenant to complete the performance required thereby.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

11.05Liability Limits.  Notwithstanding anything to the contrary set forth herein:

(a)The maximum amount of Buyer Losses that the Buyer Indemnified Parties are entitled to recover from Seller pursuant to Section 11.01(a) (other than as a result of breaches of Seller Fundamental Representations, breaches of Section 4.15 (Mortgage Business Compliance) or breaches resulting from fraudulent or intentional misrepresentations by Seller) shall not exceed, in the aggregate, an amount equal to $1,000,000.  Without limiting the foregoing, except in the case of fraudulent misrepresentation by Seller, in no event will the aggregate amount of Buyer Losses that the Buyer Indemnified Parties are entitled to recover from Seller pursuant to Section 11.01(a) exceed the total purchase price paid to Seller.

(b)Notwithstanding anything to the contrary contained in this Article XI, (i) the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 11.01(a) with respect to any claim for indemnification pursuant to Section 11.01(a) with respect to the breach of a representation or warranty, other than a Seller Fundamental Representation, only if, and then only to the extent that: (i) with respect to any claim for indemnification attributable to the Company’s repurchase obligations under the contracts identified on Section 11.05(b) of the Disclosure Schedule, the aggregate Buyer Losses to all Buyer Indemnified Parties (without duplication) exceed an amount equal to the amount of the Repurchase Reserve as of the Closing Date (the “Repurchase Threshold”); and (ii) with respect to all other claims for indemnification pursuant to Section 11.01(a), the aggregate Buyer Losses to all Buyer Indemnified Parties (without duplication) exceed $75,000 (the “General Threshold”), whereupon only such amounts in excess of the Repurchase Threshold or the General Threshold, as applicable, shall be payable by Seller pursuant to a claim for indemnification.

(c)If any Buyer Losses or Seller Losses sustained by an Indemnified Party are covered by an insurance policy, or an indemnification, contribution, or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution, or similar payments; provided, however, that no Indemnified Party shall be required to institute any legal proceeding against any third Person.  The amount of any Buyer Losses or Seller Losses subject to indemnification under Section 11.01 or Section 11.02, as applicable, shall be determined net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered in cash by the Indemnified Party after deducting therefrom all deductible amounts, increases in premiums specifically tied to such recoveries and out-of-pocket costs and expenses of such recoveries in connection with the facts giving rise to the right of indemnification.  If any Indemnified Party actually receives such insurance proceeds or indemnity, contribution, or similar payments after the settlement of any indemnification claim under Section 11.01 or Section 11.02, as applicable, such Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution, or similar payments, up to the amount actually received in connection with such indemnification claim.

(d)No Buyer Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in respect of any one Buyer Loss or related group of Buyer Losses if recovery has already been obtained pursuant to Section 2.04.

11.06Tax Treatment of Indemnification.  For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

ARTICLE XII
Miscellaneous

12.01Cost and Expenses.  Each of Buyer and Seller will pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.  For the avoidance of doubt, Seller, and not the Company, shall pay any and all Transaction Expenses incurred by the Company prior to Closing.

12.02Entire Agreement; Amendment.  The Disclosure Schedule and the Exhibits referenced in this Agreement are incorporated into this Agreement, and together with the Confidentiality Agreement and the other Transaction Documents, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof.  No waiver of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.  No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by Seller and Buyer.

12.03Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

12.04Assignment, Successors and Assigns.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.04 shall be void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

12.05Savings Clause.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

12.06Headings.  The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

12.07Governing Law.  The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of North Carolina, excluding its conflict of laws provisions.

12.08Press Releases.  Upon execution of this Agreement, Buyer shall issue an initial press release relating to the transactions contemplated by this Agreement.  Without the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) make any public announcements or statements regarding this Agreement or the transactions contemplated by this Agreement or (b) make public or disclose the terms of this Agreement or any information provided by any other party hereunder, except as may be required by Applicable Laws or applicable requirements of stock exchanges or other similar governing bodies or except, in the case of clause (b), (i) to those Persons who are assisting the parties in assessing or effecting the transactions contemplated by this Agreement such as their accountants, bankers and legal advisors, and (ii) as required by oral questions, interrogatories or requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or governmental investigation.

12.09U.S. Dollars.  All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

12.10Notices.

(a)All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by (i) electronic mail, (ii) certified mail, postage prepaid, or (iii) nationally recognized overnight courier with a reliable tracking system, and properly addressed as follows:

To Seller:

Community First Bank, Inc.

449 Highway 123 Bypass

Seneca, South Carolina 29679

Attention:  Richard D. Burleson (rburleson@c1stbank.com)

with copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP

230 North Elm Street, Suite 2000

Greensboro, NC  27401

Attention:  Robert A. Singer (rsinger@brookspierce.com)

To Buyer:

Primis Bank

6830 Old Dominion Drive

McLean, Virginia 22101

Attention: Dennis J. Zember, Jr., President and Chief Executive Officer

      (dennis.zember@primisbank.com)

with copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention:  Mark C. Kanaly (mark.kanaly@alston.com)

(b)Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.10, if delivered personally or by air courier, shall be effective upon delivery; if sent by electronic mail, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

12.11No Third Party Beneficiaries.  This Agreement is solely for the benefit of Seller and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement and is solely for the benefit of Buyer and its successors and permitted assigns with respect to the obligations of Seller under this Agreement.  This Agreement shall not be deemed to confer upon or give to any third Person any remedy, claim, liability, reimbursement, cause of action or other right, except as set forth in Section 10.05 or Section 11.01 through Section 11.04, which shall inure to the benefit of the Persons expressly referenced therein and benefiting therefrom, who are intended to be third-party beneficiaries thereof, and, in each case, their respective successors and permitted assigns, who are intended to be third-party beneficiaries thereof, and none of such Sections may be amended, modified or waived in manner adverse to such applicable third-party beneficiary thereof without the consent of such third-party beneficiary.

12.12Jurisdiction and Consent to Service.  Each of Seller and Buyer (a) agrees that any Proceeding arising out of or relating to this Agreement may be brought in the federal courts located in the State of North Carolina or, in the event (but only in the event) such courts do not have subject matter jurisdiction, the courts of the State of North Carolina; (b) consents to the non‑exclusive jurisdiction of each such court in any Proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such Proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under Applicable Laws or court rules governing service of process.

12.13Equitable Remedies.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement of this Agreement, the non‑breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to seek to compel specific performance to prevent breaches of any covenant or agreement of this Agreement and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law and any requirement of a bond or other security.

12.14WAIVER OF A JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.15No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.16Disclosure Schedules.  Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Seller.  Any description of any agreement, document, instrument or plan set forth on any Section of the Disclosure Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument or plan.  Any item disclosed in any Section of the Disclosure Schedule shall be deemed to have been disclosed with respect to each Section in this Agreement (regardless of whether or not such Section of this Agreement is qualified by reference to a Section of the Disclosure Schedule) if the relevance of such disclosure to such section is reasonably apparent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

SELLER:

COMMUNITY FIRST BANK, INC.

/s/ Richard D. Burleson

Name:	Richard D. Burleson

Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

BUYER:

PRIMIS BANK

/s/ Dennis J. Zember, Jr.

Name:	Dennis J. Zember, Jr.

Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement the day and year first above written.

COMPANY:

SEATRUST MORTGAGE COMPANY

/s/ John Owens

Name:	John Owens

Title:	President